UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CHURCHILL DOWNS INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHURCHILL DOWNS INCORPORATED

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2014

To the Shareholders of

Churchill Downs Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Churchill Downs Incorporated (the “Company”), a Kentucky corporation, will be held at the Cincinnati Marriott Northeast, located at 9664 S. Mason Montgomery Road, Mason, Ohio 45040, on Tuesday, April 22, 2014, at 9:00 a.m. Eastern Daylight Saving Time, for the following purposes:

I.	To elect two (2) Class III Directors for a term of three (3) years (Proposal No. 1);

II.	To approve an amendment to the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan to increase the number of shares available for issuance thereunder by 1.8 million shares (Proposal No. 2);

III.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014 (Proposal No. 3);

IV.	To conduct an advisory vote on executive compensation (Proposal No. 4); and

V.	To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to its conduct.

The close of business on February 28, 2014, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

Shareholders who do not expect to attend the meeting in person are urged to sign, date and promptly return the Proxy that is enclosed herewith or vote by telephone or over the Internet.

By Order of the Board of Directors.

ALAN K. TSE

Executive Vice President,

General Counsel and Secretary

March 24, 2014

CHURCHILL DOWNS INCORPORATED

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

PROXY STATEMENT

Annual Meeting of Shareholders to be held on April 22, 2014

The enclosed Proxy is being solicited by the Board of Directors (the “Board of Directors” or “Board”) of Churchill Downs Incorporated to be voted at the 2014 Annual Meeting of Shareholders to be held on Tuesday, April 22, 2014, at 9:00 a.m. Eastern Daylight Saving Time (the “Annual Meeting”), at the Cincinnati Marriott Northeast, located at 9664 S. Mason Montgomery Road, Mason, Ohio 45040, and any adjournments thereof. This solicitation is being made primarily by mail and at the expense of the Company. Certain officers and directors of the Company and persons acting under their instruction may also solicit proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company. The Proxy Card and this Proxy Statement are being sent to shareholders on or about March 24, 2014.

Voting Rights

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), on February 28, 2014, are entitled to notice of and to vote at the Annual Meeting. On that date, 17,944,984 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting. The shareholders of the Company do not have cumulative voting rights in the election of directors. Under the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the applicable provisions of Kentucky law, abstentions and broker non-votes are not counted in determining the number of votes required for the election of a director or passage of any matter submitted to the shareholders. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

If the enclosed Proxy is properly executed and returned prior to the Annual Meeting, the shares represented thereby will be voted as specified therein. If a shareholder does not specify otherwise, the shares represented by the shareholder’s proxy will be voted: (i) for the election of the nominees listed below under “Election of Directors”; (ii) for approval of the amendment to the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan to increase the number of shares available for issuance thereunder by 1.8 million shares; (iii) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014; (iv) for the advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC; and (v) in the discretion of the person or persons voting the proxies, on such other business as may properly come before the annual meeting or any adjournments thereof.

Voting Instructions and Information

The enclosed proxy is solicited on behalf of the Board of Directors of Churchill Downs Incorporated, a Kentucky corporation (“Company,” “CDI,” or “CHDN”) for use at the Company Annual Meeting of Shareholders to be held on April 22, 2014, or at any adjournment thereof (“Annual Meeting” or “2014 Annual Meeting of Shareholders”).

When and where is our Annual Meeting?

We will hold our Annual Meeting on Tuesday, April 22, 2014 at 9:00 a.m., Eastern Daylight Saving Time, at the Cincinnati Marriott Northeast, located at 9664 S. Mason Montgomery Road, Mason, Ohio 45040.

How are we distributing our proxy materials?

We are using the rule of the United States Securities and Exchange Commission (SEC) that allows companies to furnish proxy materials to their shareholders using the “full set delivery” option; however, the Company may elect to use the “notice only” option in the future. A company may use either option, “notice only” or “full set delivery,” for all of its shareholders or may use one method for some shareholders and the other method for others. Pursuant to the rules governing the “full set delivery” option, a company may provide proxy materials in paper form and send them via standard United States mail or, if a shareholder has previously elected, may provide the proxy materials in electronic form and send them via e-mail. In addition to delivering materials to shareholders, the Company is obligated to post all proxy materials on a publicly available website and provide information to shareholders about how to access that website.

Accordingly, each shareholder will receive the Company’s proxy materials by mail or, if previously agreed to by a shareholder, by e-mail. These proxy materials include the Notice of Annual Meeting of Shareholders, proxy statement, proxy card and Annual Report. These materials are also available at http://www.churchilldownsincorporated.com/proxy.

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of CHDN’s Common Stock, if you were a shareholder of record or if you held CHDN Common Stock in “street name” at the close of business on Friday, February 28, 2014 (the “Record Date”). On that date, 17,944,984 shares of CHDN Common Stock were outstanding. Each share of CHDN Common Stock held by you on the Record Date is entitled to one vote.

What do I need to attend, and vote at, the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring photo identification with you, such as a driver’s license. In addition, if you hold shares in “street name” and would like to attend the Annual Meeting, you must bring an account statement or other acceptable evidence of ownership of CHDN Common Stock as of the close of business on the Record Date. In order to vote at the Annual Meeting if you hold shares in “street name,” you will also need a valid “legal proxy,” which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares.

What proposals will be voted on at the Annual Meeting?

Four proposals from the Company will be considered and voted on at the Annual Meeting:

1.	To elect two (2) Class III Directors for a term of three (3) years (Proposal No. 1);

2.	To approve an amendment to the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan to increase the number of shares available for issuance thereunder by 1.8 million shares (Proposal No. 2);

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014 (Proposal No. 3); and

4.	To conduct an advisory vote on executive compensation (Proposal No. 4).

You may also vote on any other business as may properly come before the meeting or any adjournment thereof, including matters incident to the meeting’s conduct.

How does the Board of Directors recommend I vote?

CDI’s Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the nominees specified under “Nominees for Election as Directors” to the Board of Directors.

2.	“FOR” the amendment to the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan.

3.	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014.

4.	“FOR” the proposal to approve, on a non-binding advisory basis, executive compensation.

How do I vote?

You may cast your vote in one of four ways:

•

By Submitting a Proxy by Internet. Go to the following website: www.proxyvote.com. You may submit a proxy by Internet 24 hours a day. To be valid, your proxy by Internet must be received by 11:59 p.m., Eastern Daylight Saving Time, on April 21, 2014. Please have your Notice of Internet Availability of Proxy Materials or your proxy card available when you access the website and follow the instructions to create an electronic voting instruction form.

•

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call 1-800-690-6903 any time on a touch-tone telephone. There is NO CHARGE to you for the call in the United States or Canada. International calling charges apply outside the United States and Canada. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple prompts and instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m. Eastern Daylight Saving Time, on April 21, 2014.

•

By Submitting a Proxy by Mail. Mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received by 7:00 a.m., Eastern Daylight Saving Time, on April 22, 2014.

•

At the Annual Meeting. You can vote your shares in person at the Annual Meeting (see “What do I need to attend, and vote at, the Annual Meeting?”). If you are a shareholder of record, in order to vote at the Annual Meeting, you must present an acceptable form of photo identification, such as a driver’s license. If you hold your shares in street name, you must obtain a legal proxy, as described above under “What do I need to attend, and vote at, the Annual Meeting?”, and bring that proxy to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by use of any of the following means:

For a Proxy Submitted by Internet or Telephone

•	By submitting in a timely manner a new proxy through the Internet or by telephone that is received by 11:59 p.m., Eastern Daylight Saving Time, on April 21, 2014; or

•	Executing and mailing a later-dated proxy card that is received prior to 7:00 a.m., Eastern Daylight Saving Time, on April 22, 2014; or

•	By voting in person at the Annual Meeting.

For a Proxy Submitted by Mail

•	Executing and mailing another proxy card bearing a later date that is received prior to 7:00 a.m., Eastern Daylight Saving Time, on April 22, 2014; or

•

Giving written notice of revocation to CDI’s Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222 that is received by CDI prior to 7:00 a.m., Eastern Daylight Saving Time, on April 22, 2014; or

•	By voting in person at the Annual Meeting.

Security Ownership of Certain Beneficial

Owners and Management

The following table sets forth information as of February 28, 2014, (except as otherwise indicated below) regarding the beneficial ownership of the Common Stock by the only persons known by the Company to beneficially own more than five percent (5%) of the Common Stock, each director of the Company, each named executive officer (as defined in “Executive Compensation-Summary Compensation Table” herein), and the Company’s directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 17,944,984 shares of Common Stock outstanding as of February 28, 2014. We are not aware of any pledge of our Common Stock or any other arrangements the operation of which may at a subsequent date result in a change in control of our Company. The Company’s Insider Trading Policy requires that directors, officers or other employees of the Company must obtain pre-clearance from the Company’s General Counsel at least two (2) weeks prior to the proposed execution of documents evidencing the pledge of any shares of the Company’s Common Stock.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
The Duchossois Group, Inc. (f/k/a Duchossois Industries, Inc.) 845 Larch Avenue Elmhurst, IL 60126	2,944,756		16.41
PAR Capital Management, Inc. 1 International Place, #2401 Boston, MA 02110	1,286,544		7.17
GAMCO Investors, Inc. and affiliates One Corporate Center Rye, NY 10580-1435	1,268,224	(1)	7.07
Wellington Management Co. LLP 280 Congress Street Boston, Massachusetts 02210	1,072,686		5.98
Ulysses L. Bridgeman, Jr.	-0-	(2)	*
Leonard S. Coleman, Jr.	-0-		*
Craig J. Duchossois	3,099,543	(3)	17.27
Richard L. Duchossois	3,200,270	(4)	17.83
Robert L. Fealy	-0-	(5)	*
Daniel P. Harrington	233,299	(6)	1.30
G. Watts Humphrey, Jr.	51,000		0.28
James F. McDonald	2,011	(7)	*
R. Alex Rankin	5,587		*
Darrell R. Wells	140,000		0.78
William C. Carstanjen	102,701	(8)	0.57
Robert L. Evans	387,962	(9)	2.16
James E. Gay	46,728	(10)	0.26
William E. Mudd	87,801	(11)	0.49
Alan K. Tse	22,487	(12)	0.13
15 Directors and Executive Officers as a Group	4,297,492	(13)	23.95

*	Less than 0.1%

(1)

GAMCO, and its collective subsidiaries and affiliates, owns beneficial interest of 7.05%. The percent of class reflected in the above table includes a 5.09% interest held by GAMCO Asset Management, Inc., a 1.54% interest held by Gabelli Funds LLC, a 0.41% interest held by Teton Advisors, Inc., and a 0.01% interest held by Mario J. Gabelli. All are related entities.

(2)	As of February 28, 2014, Mr. Bridgeman had 261 deferred shares under the Plan.

(3)

Mr. Craig J. Duchossois is the son of Mr. Richard L. Duchossois, who is also a director of the Company. Craig J. Duchossois shares voting and investment power with respect to 2,944,756 shares owned by The Duchossois Group, Inc. (formerly known as Duchossois Industries, Inc.) and 137,141 shares owned by 845 Larch Acquisition Corp., LLC, an affiliate of The Duchossois Group, Inc. Mr. Craig J. Duchossois also shares voting and investment power with respect to 17,646 shares owned by three trusts. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Craig J. Duchossois, 3,081,897 shares are also listed as beneficially owned by Mr. Richard L. Duchossois. In addition, also see Note (2) on page 16.

(4)

Mr. Richard L. Duchossois is the father of Mr. Craig J. Duchossois, who is also a director of the Company. Mr. Richard L. Duchossois shares voting and investment power with respect to 2,944,756 shares owned by The Duchossois Group, Inc. (formerly known as Duchossois Industries, Inc.) and 137,141 shares owned by 845 Larch Acquisition Corp., LLC, an affiliate of The Duchossois Group, Inc. Mr. Richard L. Duchossois also shares voting and investment power with respect to 118,373 shares owned by the RLD Revocable Trust. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Richard L. Duchossois, 3,081,897 shares are also listed as beneficially owned by Mr. Craig J. Duchossois. See also Note (2) on page 16.

(5)	See Note (2) on page 16 for deferred shares awarded to Mr. Fealy. As of February 28, 2014, Mr. Fealy has elected to defer shares awarded by the Company for his board service.

(6)	Mr. Harrington shares voting and investment power with respect to 233,299 shares held by TVI Corp. He specifically disclaims beneficial ownership of these shares. See Note (2) on page 16.

(7)	See Note (2) on page 16.

(8)

Excludes 9,209 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) over which Mr. Carstanjen has neither voting nor dispositive power until the lapse of the applicable two and three-year restriction periods, in which such shares vest quarterly in equal installments, pursuant to the restricted stock agreements governing these awards. Excludes 15,000 restricted shares awarded pursuant to Mr. Carstanjen’s employment agreement over which Mr. Carstanjen has neither voting nor dispositive power until the lapse of the three-year restriction period ending March 31, 2014. Excludes 25,000 restricted shares awarded under the Company’s New Long Term Incentive Program (2007 Omnibus Plan) over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2015, at which time 12,500 shares shall vest without restriction, and December 31, 2016 at which time the remaining 12,500 shall vest without restriction.

(9)

Includes 65,000 vested restricted stock units and 180,000 currently exercisable options, but excludes 42,656 restricted shares awarded pursuant to Mr. Evans’ employment agreement over which Mr. Evans has neither voting nor dispositive power until the lapse of certain restrictions pursuant to the restricted stock agreements governing the awards.

(10)

Excludes 4,232 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) over which Mr. Gay has neither voting nor dispositive power until the lapse of the applicable two and three-year restriction period, in which shares vest quarterly in equal installments, pursuant to the restricted stock agreements governing these awards. Excludes 12,000 restricted shares awarded under the Company’s New Long Term Incentive Program (2007 Omnibus Plan) over which Mr. Gay has neither voting nor dispositive power until December 31, 2015, at which time 6,000 shares shall vest without restriction, and December 31, 2016 at which time the remaining 6,000 shall vest without restriction.

(11)

Includes 4,500 shares issuable under currently exercisable options, and 7,053 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) over which Mr. Mudd has neither voting nor dispositive power until the lapse of applicable two and three-year restriction periods, in which such shares vest quarterly in equal installments, pursuant to the restricted stock agreements governing these awards. Excludes 15,000 restricted shares awarded pursuant to Mr. Mudd’s employment agreement over which Mr. Mudd has neither voting nor dispositive power until the lapse of a restriction period ending on March 31, 2015. Excludes 20,000 restricted shares awarded under the Company’s New Long Term Incentive Program (2007 Omnibus Plan) over which Mr. Mudd has neither voting nor dispositive power until December 31, 2015, at which time 10,000 shares shall vest without restriction, and December 31, 2016 at which time the remaining 10,000 shall vest without restriction.

(12)

Excludes 1,410 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) over which Mr. Tse has neither voting nor dispositive power until the lapse of the two and three-year restriction periods. Excludes 7,500 restricted shares awarded under the Company’s New Long Term Incentive Program (2007 Omnibus Plan) over which Mr. Tse has neither voting nor dispositive power until December 31, 2014 at which time 2,500 shall vest without restriction, December 31, 2015 at which time 2,500 shall vest without restriction, and December 31, 2016 at which time the remaining 2,500 shares will vest without restriction.

(13)	See table on page 16 and “Executive Officers of the Company”

Executive Officers of the Company

The Company’s executive officers, as listed below, are elected annually to their executive offices and serve at the pleasure of the Board of Directors.

Name and Age	Position(s) With Company and Term of Office
Robert L. Evans(1) 61	Chairman and Chief Executive Officer since June 2011; Chief Executive Officer from March 2011 to June 2011; President and Chief Executive Officer from August 2006 to March 2011
William C. Carstanjen(2) 46

President and Chief Operating Officer since March 2011; Chief Operating Officer from January 2009 to March 2011; Executive Vice President and Chief Development Officer from June 2005 to January 2009; General Counsel from June 2005 to December 2006

James E. Gay(3) 40

President, Churchill Downs Interactive since October 2012; Senior Vice President and Chief Strategy Officer from March 2012 to October 2012; Senior Vice President of Strategy and Business Development from January 2009 to March 2012; Vice President of Business Development from June 2006 to January 2009; Director of Business Development from March 2003 to June 2006

William E. Mudd(4) 42	Executive Vice President and Chief Financial Officer since October 2007
Alan K. Tse(5) 42	Executive Vice President and General Counsel since March 2011

(1)

Prior to joining the Company, Mr. Evans served as the Managing Director of Symphony Technology Group, a strategic software holding group focused on the enterprise software and services market, and as President and CEO of Symphony Services Corp., a product engineering outsourcing services company, from 2002 to 2004. From 1999 to 2000, he served as President and Chief Operating Officer of i2 Technologies/Aspect Development.

(2)

Prior to joining the Company, Mr. Carstanjen was employed at General Electric Company. From 2004 through June 2005, he served as the Managing Director and General Counsel of GE Commercial Finance, Energy Financial Services. From 2002 to 2004, he served as General Counsel of GE Specialty Materials and, from 2000 to 2002, he served as Transactions and Finance Counsel of GE Worldwide Headquarters.

(3)

Mr. Gay has served the Company in various capacities since 2003. Prior to joining the Company, Mr. Gay was employed at the Stanford Investment Group, an investment management firm catering to high net worth individuals. From 1997 to 2001, he held several positions with SunTrust Bank, including positions in SunTrust’s loan syndications and investment banking groups.

(4)

Prior to joining the Company, Mr. Mudd was employed at General Electric Company. From 2006 through October 2007, he served as Chief Financial Officer, Global Commercial & Americas P&L of GE Infrastructure, Water & Process Technologies. From 2004 to 2006, he served as Chief Financial Officer, Supply Chain, Information Technology and Technology Finance, GE Consumer & Industrial Europe, Middle East, & Africa, Budapest and Hungary and, from 2002 to 2004, he served as Manager, Global Financial Planning & Analysis and Business Development.

(5)

Prior to joining the Company, Mr. Tse was employed at LG Electronics Mobilecomm U.S.A., Inc., a leading cellular telephone manufacturer in the United States, where from January 2005 through March 2011, he served as Vice President and General Counsel.

Election of Directors

(Proposal No. 1)

At the Annual Meeting, shareholders will vote to elect two (2) persons to serve in Class III of the Board of Directors and to hold office for a term of three (3) years expiring at the 2017 Annual Meeting of Shareholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

The Amended and Restated Bylaws of the Company provide that the Board of Directors shall be composed of not fewer than three (3) nor more than fifteen (15) members, the exact number to be established by the Board of Directors, and further provide for the division of the Board of Directors into three (3) approximately equal classes, of which one (1) class is elected annually to a three year term. Currently the Board of Directors is comprised of eleven (11) directors, with four (4) directors in Class I, four (4) directors in Class II and three (3) directors in Class III. The Company has a mandatory retirement age policy with regard to directors, which provides that a person is not qualified to serve as a director unless he or she is less than seventy (70) years of age on the date of election. However, the Board believes that it is important to monitor overall Board performance and suitability, and pursuant to the policy, upon the recommendation of the Nominating and Governance Committee, the Board may waive the effective date of mandatory retirement. There is one director in Class III that will have met the mandatory retirement age at the Annual Meeting, Darrell R. Wells. The Nominating and Governance Committee expects to fill the vacant Board seat created by Mr. Wells’ retirement in the near future.

Prior to the consideration of a waiver of the effective date of the mandatory retirement age for Mr. Wells, Mr. Wells expressed to the Board of Directors his desire not to be considered for such waiver. The Board accepted Mr. Wells’ decision not to be considered for a waiver of the effective date of the mandatory retirement age on February 20, 2014. After twenty-nine (29) years of exceptional leadership as a director of the Company, Mr. Wells will become an Emeritus Director (see “Emeritus Directors” section below on pages 15-16) at the expiration of his current term as a director. Please also see the Board Leadership Structure section below on page 18.

The Company is a party to a Merger Agreement dated as of June 23, 2000, as amended (the “Merger Agreement”), between the Company and Duchossois Industries, Inc. (currently known as The Duchossois Group, Inc.), under which certain subsidiaries of the Company were merged into certain wholly-owned subsidiaries of Duchossois Industries, Inc. (the “Merger”). The Merger was approved by vote of the Company’s shareholders at a Special Meeting of the shareholders on September 8, 2000. Pursuant to a Stockholder’s Agreement between the Company and Duchossois Industries, Inc., as part of the Merger, Duchossois Industries, Inc. designated three (3) individuals for appointment and election to the Board of Directors. The Stockholder’s Agreement provides that those individuals, Mr. Richard L. Duchossois, Mr. Craig J. Duchossois and Mr. Robert L. Fealy (or substitute designees reasonably acceptable to the Company), would be nominated to serve as directors of the Company, being allocated as equally as possible among the three classes of directors, for vote of the shareholders of the Company at the annual meeting of shareholders at which each respective class is then submitted for vote by the shareholders. In 2000, the Board of Directors of the Company appointed Mr. Craig J. Duchossois to serve as a member of Class I, Mr. Richard L. Duchossois to serve as a member of Class II and Mr. Robert L. Fealy to serve as a member of Class III. Mr. Craig J. Duchossois, Mr. Richard L. Duchossois and Mr. Robert L. Fealy have each been subsequently re-elected to the Board of Directors.

At the Annual Meeting, the two (2) persons named in the following table will be nominated on behalf of the Board of Directors for election as directors in Class III. The Nominating and Governance Committee has recommended, and the Board has approved, the nomination of these persons. The nominees currently serve as members of Class III and have agreed to serve if re-elected. With each shareholder having one vote per share to cast for each director position, the nominees receiving the greatest number of votes will be elected. The biographical information for our directors below includes information regarding certain of the experiences, qualifications, attributes and skills that led to the determination that such individuals are qualified to serve on the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING CLASS III DIRECTORS.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY “FOR” THE ELECTION OF THE CLASS III DIRECTORS NAMED BELOW.

Nominees for Election as Directors

The following table sets forth information relating to the Class III directors of the Company who are proposed to the shareholders for election to serve as directors until the expiration of their terms of office.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class III—Terms Expiring in 2014

Robert L. Fealy 62 Director since 2000

Mr. Fealy serves as the President, Chief Operating Officer and Director of The Duchossois Group, Inc. (a family owned company with diversified business interests in companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). While Mr. Fealy was originally nominated to serve as a Director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc. (as described above), the Company has been and will continue to be well served by Mr. Fealy’s experience as a certified public accountant and senior executive with oversight of a diverse group of companies that has over 6,000 employees worldwide with operations located in over 30 countries as well as proven capabilities in strategic business planning in a variety of industries. Mr. Fealy currently holds the following leadership positions with other entities: Director, The Duchossois Group, Inc.; Director, The Chamberlain Group, Inc.; Chairman and Director, AMX LLC; Director, Milestone AV Technologies LLC; Managing Director, Duchossois Technology Partners, LLC; Lead Director and Chairman of the Audit Committee, Pella Corporation; Founding Board Member and Vice Chairman, Illinois Venture Capital Association; Director, Illinois Venture Capital Association PAC; Chairman and Director, Brivo Systems, Inc.; Chairman, Chicago Ventures and member of the Investment Committee of the Illinois Innovation Accelerator Fund; Chairman of the Board of Trustees, University of Cincinnati Foundation; Member, University of Cincinnati Business Advisory Council; Member, Advisory Board of the Polsky Center for Entrepreneurship and Innovation at the University of Chicago Booth School; Director, Chicago Children’s Choir; Director, The Morton Arboretum.

Daniel P. Harrington 58 Director since 1998

Mr. Harrington serves as the President and Chief Executive Officer of HTV Industries, Inc. (private holding company with diversified business interests that include telecommunications, manufacturing distribution and banking). Among other exceptional personal and professional attributes, Mr. Harrington has extensive financial, accounting and chief executive experience within a variety of industries that qualifies Mr. Harrington as a member of the Board of Directors. In addition, Mr. Harrington qualifies as an Audit Committee Financial Expert, which makes him well suited for his current role as the Chairman of the Company’s Audit Committee. Mr. Harrington also serves in the following leadership positions of other entities: Director, First Guaranty Bank; Trustee, The Veale Foundation. In addition, Mr. Harrington has served as a Director of First State Financial Corporation, Portec Rail Products, Inc. (and on the Audit and Compensation Committees) and Biopure Corporation (and on the Audit Committee).

(1)	Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.

(2)

Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

The Board of Directors has no reason to believe that the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

Continuing Directors

The following tables set forth information relating to the Class I and Class II directors of the Company who will continue to serve as directors until the expiration of their respective terms of office.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class I—Terms Expiring in 2015

Leonard S. Coleman, Jr. 65 Director since 2001

Mr. Coleman has served in multiple senior leadership positions in the major professional sports industry, including: Senior Advisor, Major League Baseball from 1999 to 2005; President, National League of Professional Baseball Clubs from 1994 to 1999. Among other exceptional personal and professional attributes, Mr. Coleman provides a unique perspective and is well suited to serve on the Board of the Company because of his experience as a senior executive in the major professional sports industry and as a director of large publicly traded companies in a variety of industries. Mr. Coleman currently holds the following leadership positions with other entities: Director, The Omnicom Group; Director, Electronic Arts, Inc.; Director, Avis-Budget Group, Inc.; and Director, Aramark Corporation; Chairman, The Jackie Robinson Foundation; Director, Spoleto Festival, Metropolitan Opera, The Schuman Fund and Urban America; Former Chairman, ARENACO, Inc. (subsidiary of New York Yankees/New Jersey Nets).

Craig J. Duchossois 69 Director since 2000

Mr. Duchossois serves as the Chief Executive Officer and a Director of The Duchossois Group, Inc., (a family-owned company with diversified business interests in companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). While Mr. Duchossois was originally nominated to serve as a Director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc. (as described above), the Company has been and will continue to be well served by Mr. Duchossois’ experience and proven capabilities in the international marketplace and technology industries in overseeing a diverse group of companies that have over 6,000 employees worldwide with operations located in over 30 countries, as well as his financial and business acumen. Mr. Duchossois currently holds the following leadership positions with other entities: Chairman, The Chamberlain Group, Inc.; Director, AMX LLC; Chief Executive Officer, TCMC, Inc.; Director, Amsted Industries, Inc.; not-for-profit board memberships include Culver Education Foundation, Illinois Institute of Technology, University of Chicago, Kellogg Graduate School of Management, World Business Chicago, the University of Chicago Hospitals, Executive’s Club of Chicago, Economic Club, Chicago Council on Global Affairs and the Marine Corps Scholarship Foundation. He is a member of the Chief Executive Officer’s Organization, World Presidents Organization, and the Civic Committee of the Commercial Club of Chicago. Mr. Duchossois also serves as an advisory board member for Levy Acquisition Corp., Frontenac Company and The Edgewater Funds. He is past-Chairman of the Board of Visitors for the United States Naval Academy.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Robert L. Evans 61 Director since 2006

Mr. Evans is the Chairman of the Board and Chief Executive Officer of the Company. Please see Mr. Evans’ positions with the Company, terms of office and other biographical information on page 8. Mr. Evans’ role as the Chairman and Chief Executive Officer of the Company as well as his proven entrepreneurial experience and abilities, his experience in senior executive positions at some of North America’s leading manufacturing (Mr. Evans served in a variety of management positions for Caterpillar Inc.), business consulting (former Managing Partner of the Americas Supply Chain Practice for the $28 billion Accenture Ltd., formerly Andersen Consulting), technology (former President and Chief Operating Officer of Aspect Development Inc.) and private equity companies (Co-Founder and former Managing Director of Symphony Technology Group, a private equity firm that provides investment capital and strategic direction to software and services companies), and his experience in the thoroughbred horse racing industry qualify Mr. Evans to serve as a Director of the Company. Mr. Evans currently holds the following leadership positions with other entities: President, Tenlane Farm, LLC (a thoroughbred breeding and racing operation); Mr. Evans is a former director of IronPlanet, ATC Technology Corp., Symphony Services, and Trigo Technologies Inc.

G. Watts Humphrey, Jr. 69 Director since 1995

Mr. Humphrey is the President, GWH Holdings, Inc. (private investment company); Chairman, IPEG (international plastics machinery equipment company) and Centria (manufacturer and erector of metal building systems); and Owner, Shawnee Farm (thoroughbred breeding and racing operation). Among other exceptional personal and professional attributes, Mr. Humphrey has extensive experience in overseeing a diverse group of companies as well as in significant leadership roles throughout the thoroughbred horseracing industry that qualify Mr. Humphrey to serve as a member of the Board of Directors. Mr. Humphrey currently holds the following leadership positions with other entities: Member of The Jockey Club; Vice-Chairman, Blood-Horse Publications; Director, Keeneland; a Member of Executive Committee of Keeneland Assoc.; Member of the Board of Trustees, Breeders’ Cup, Ltd.; Vice-Chairman, Shaker Village of Pleasant Hill; Director, Smithfield Trust Company; Director, Wausau Paper; Member of the Board of Trustees, Centre College. Previously, Mr. Humphrey served as Chairman of the Federal Reserve Bank—Fourth District.

(1)	There has been no change in principal occupation or employment during the past five years, except with respect to Mr. Evans (as described under “Executive Officers of the Company”).

(2)

Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class II—Terms Expiring in 2016

Ulysses L. Bridgeman, Jr. 60 Director since 2012

Mr. Bridgeman is the owner and President of Manna, Inc. and ERJ Dining, LLC which currently oversee the administration and operation of 124 Chili’s Restaurants in ten states, and 235 Wendy’s Old Fashioned Hamburger Restaurants in seven states. The restaurants presently employ approximately 20,000 employees. According to the Restaurant Finance Monitor, Mr. Bridgeman is the second largest restaurant Franchisee in the United States. His educational background includes a Bachelor of Arts in Psychology from the University of Louisville in 1975. From 1975-1983 and from 1986-1987, Mr. Bridgeman played professional basketball with the Milwaukee Bucks. During the interim of 1983-1986 he played for the Los Angeles Clippers. During his professional basketball career, Mr. Bridgeman worked as a Sales and Public Relations Representative for Howard Johnson in Milwaukee. His experience also includes holding a position as an analyst with Towers, Perrin, Foster & Crosby Insurance Consultants in Milwaukee. Mr. Bridgeman’s leadership skills were further developed through his eleven years with the NBA Players Association. As a Player Representative, he acted as a liaison between the players and management. He was directly involved in arbitration proceedings and also assisted with the implementation of special programs such as Career Alternatives, Fitness and Wellness and Financial Planning. During his time with the Players Association, he held the title of Treasurer for three years and President for four years. Mr Bridgeman’s experience in leading a large and diverse workforce, along with his entrepreneurial vision and director experience make him an excellent member of the Company Board. Mr. Bridgeman is actively involved in the Louisville community. He currently serves on the Board of Directors of Fifth Third Bank; the West End School; the PGA Foundation Board; the Naismith Basketball Hall of Fame; and most recently joined the Meijer Board. He serves as Past Chairman of the Board of Trustees University of Louisville and a past member of the Library Board.

Richard L. Duchossois 92 Director since 2000

Mr. Duchossois is the founder and serves as the Chairman of The Duchossois Group, Inc. (a family-owned company with diversified business interests in companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). Mr. Duchossois also serves as the Chairman of Arlington Park Racecourse, LLC, a subsidiary of the Company. While Mr. Duchossois was originally nominated to serve as a director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc. (as described above), the Company has been and will continue to be well served by Mr. Duchossois’ entrepreneurial experience and abilities, his proven leadership capabilities in successfully developing and managing a diverse group of companies that have over 6,000 employees worldwide with operations located in over 30 countries, as well as his horse racing industry experience in which he led the resurrection of Arlington Park Racecourse as a world renowned racetrack. Mr. Duchossois currently holds the following leadership positions with other entities: Director, The Chamberlain Group, Inc.; Director, TCMC, Inc.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

James F. McDonald 74 Director since 2008

Mr. McDonald is an investor, partner, and founder of a number of private businesses which include construction aggregates, real estate investment partnerships, and livestock operations. From April 30, 2011 to December 31, 2011, Mr. McDonald served as a consultant to Cisco Systems, Inc. (“Cisco”). From 2006 to April 30, 2011, Mr. McDonald was a Senior Vice President of Cisco (a world leader in networking that provides hardware, software, and service offerings that are used to create Internet solutions that allow individuals, companies, and countries to increase productivity, improve customer satisfaction and strengthen competitive advantage.) From 1993 to 2006, Mr. McDonald served as the Chairman, Chief Executive Officer and President of Scientific-Atlanta, Inc. (a global provider of cable and internet protocol television set-tops, data and voice cable modems, end-to-end video distribution networks, and video systems integration services, which was acquired by Cisco Systems, Inc. in February 2006). Among other exceptional personal and professional attributes, Mr. McDonald’s experience as the chief executive or a senior executive of leading global technology companies and as a director of large publicly traded companies in a variety of industries qualify Mr. McDonald to serve on the Board of the Company. Mr. McDonald has held the following leadership positions with other entities: Director, Burlington Resources, Inc. from 1988 to 2006, Director, Mirant Corporation from 2001 to 2006, Director, National Data Corporation and NDCHealth Corporation from 2000 to 2006, Director, Scientific-Atlanta, Inc. from 1993 to 2006. Mr. McDonald is also a former Director of Sprint (now Sprint Nextel Corporation).

R. Alex Rankin 58 Director since 2008

Mr. Rankin is the President of Sterling G. Thompson Co. (a private insurance agency and broker), the President of Upson Downs Farm, Inc. (a thoroughbred breeding and racing operation), the Chairman of the James Graham Brown Foundation (a private, non-profit foundation that fosters the well-being, quality of life, and image of Louisville and Kentucky by actively supporting and funding projects in the fields of civic affairs, economic development, education, and health and general welfare, which since 1954 has awarded over 2,680 grants totaling over $450 million). Among other exceptional personal and professional attributes, Mr. Rankin’s expertise in the areas of finance and risk management, as well as his experience in the Company’s core business of thoroughbred horseracing qualify Mr. Rankin as a member of the Board of Directors and the Audit Committee.

(1)	Except as noted with respect to Mr. McDonald, there has been no change in principal occupation or employment during the past five years.

(2)

Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other directorships or positions considered significant by them.

Emeritus Directors

Emeritus Directors are available for counsel, but do not attend meetings of the Board of Directors and do not vote on matters presented to the Board. The Company’s Amended and Restated Bylaws provide that a person shall not be qualified for election as a Director due to age pursuant to any mandatory retirement age requirement adopted by the Company. The Company’s Corporate Governance Guidelines provide that the Board will establish and maintain a policy with regard to a mandatory retirement age for non-employee directors. The current policy provides that a person is not qualified to serve as a director unless he or she is less than seventy (70) years of age on the date of election. However, the Board believes that it is important to monitor overall Board performance and suitability and, upon the recommendation of the Nominating and Governance

Committee, the Board may waive the effective date of mandatory retirement. Each director shall become a Director Emeritus upon the expiration of his or her current term following the date on which he or she is no longer qualified for election due to age, provided the effective date of such mandatory retirement has not been waived. The Emeriti Directors are Charles W. Bidwill, Jr., Catesby W. Clay, J. David Grissom, Thomas H. Meeker, and Carl F. Pollard. As of the Annual Meeting, on April 22, 2014, we will have one newly retired Emeritus Director, Darrell R. Wells.

Director Compensation for Fiscal Year Ended December 31, 2013

During 2013, directors received an annual retainer fee of $35,000; directors who served as committee chairmen of the Compensation Committee and the Nominating and Governance Committee received an additional $5,000 for a total annual retainer fee of $40,000; the director who served as committee chairman of the Audit Committee received an additional $10,000 for a total annual retainer fee of $45,000. Directors were paid $1,500 for each meeting of the Board of Directors and $1,000 for each committee meeting they attended, either in person or by teleconference, and for each special ad hoc meeting in which they participated. Finally, each director received a grant of restricted share units, with an aggregate grant date fair value of $25,000. Directors who did not reside in Louisville may request reimbursement for their travel expenses. Only non-employee directors receive this compensation.

In 2013, we provided the following annual compensation to our non-employee directors:

Name	Fees earned or paid in cash ($)		Stock Awards ($)(3)		Total ($)
Ulysses L. Bridgeman, Jr.	54,250	(1)(2)	32,328	(1)	86,578
Leonard S. Coleman, Jr.	54,000		25,000		79,000
Craig J. Duchossois	47,000	(2)	25,000		72,000
Richard L. Duchossois	46,000		25,000		71,000
Robert L. Fealy	45,000	(2)	25,000		70,000
Daniel P. Harrington	58,000	(2)	25,000		83,000
G. Watts Humphrey, Jr.	53,000		25,000		78,000
James F. McDonald	48,000	(2)	25,000		73,000
R. Alex Rankin	56,000		25,000		81,000
Darrell R. Wells	51,000		25,000		76,000

(1)

Ulysses L. Bridgeman, Jr. was appointed to the Board of Directors on September 14, 2012. The Company elected to pay Mr. Bridgeman a pro-rated annual cash retainer for 2012 after his election at the 2013 Annual Meeting. After his election, Mr. Bridgeman received meeting fees of $3,000, a pro-rated annual cash retainer of $8,750 and a pro-rated grant of restricted stock with a value of $7,328 for his Board service during 2012.

(2)

The Churchill Downs Incorporated 2005 Deferred Compensation Plan allows directors to defer receipt of all or part of their retainer and meeting fees in a deferred share account until after their service on the Board has ended. This account allows the director, in effect, to invest his or her deferred cash compensation in Company Common Stock. Funds in this account are credited as hypothetical shares of Common Stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are reinvested in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the Board. Upon the end of Board service, the shares are issued or transferred to the director. In 2013, Craig Duchossois, Mr. Fealy, Mr. Harrington and Mr. McDonald deferred all of their 2013 directors’ fees into a deferred share account under the plan. Mr. Bridgeman deferred 50% of his 2013 directors’ fees and 50% of his 2012 directors’ fees that were awarded in 2013 into a deferred share account under the plan. As of December 31, 2013, Mr. Fealy had 8,131 deferred shares, Mr. Craig Duchossois had 8,663 deferred shares, Mr. Richard Duchossois had 2,501 deferred shares, Mr. Harrington had 6,449 deferred shares, Mr. McDonald had 4,872 deferred shares and Mr. Bridgeman had 261 deferred shares under the plan.

(3)

On April 23, 2013, each director, with the exception of Mr. Evans, received a grant of restricted stock units, valued in the amount of $25,000, calculated based upon the closing price of a share of Common Stock on the date of grant. The restricted stock units vest one year from the date of grant. At the time a director ceases being a director of the Company, the Company will issue one share of Common Stock for each vested restricted stock unit held by such director. As of December 31, 2013, each director, excluding Mr. Evans and Mr. Bridgeman, has received an aggregate total of 2,174 shares, which were granted for board service. Mr. Bridgeman has received an aggregate total of 447 shares.

Corporate Governance

The Board of Directors is responsible for providing effective governance over the Company’s affairs. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of our shareholders and to promote honesty and integrity throughout the Company.

During the past year, we continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also reviewed guidance and interpretations provided by the Securities and Exchange Commission and NASDAQ.

Copies of the current charter, as approved by our Board, for each of our Audit, Compensation and Nominating and Governance Committees and a copy of our Corporate Governance Guidelines, Code of Conduct for Employees and Code of Ethics for Principal Financial Officers (along with any amendments or waivers related to the Code of Conduct or Code of Ethics) are available on our corporate website, http://www.churchilldownsincorporated.com under the “Investors” heading.

Shareholders may send communications to the Company’s Board of Directors addressed to the Board of Directors c/o Churchill Downs Incorporated, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors in care of the Company is forwarded to the Board of Directors without review by management.

Board Leadership Structure

On June 16, 2011, the Company’s Chief Executive Officer, Robert L. Evans, assumed the combined roles of Chairman of the Board of Directors and Chief Executive Officer. While the Board believes that many factors influence the decision of whether the Chairman of the Board of Directors and Chief Executive Officer positions should be separate or combined and that these factors must be re-evaluated as the needs of the Company evolve, currently the Board of Directors believes that combining such roles is an efficient and effective leadership structure. In addition, the combined roles create a firm link between the Company’s management and its Board of Directors, and foster clear accountability, effective decision making and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including: a lead independent director (see below for a description of the lead independent director role), executive sessions of the independent directors after each Board meeting and annual performance evaluations of the Chairman and Chief Executive Officer by the independent directors.

No less frequently than once every two years the Board will appoint a lead director from among its independent directors. On February 26, 2013, G. Watts Humphrey, Jr. was re-appointed as the lead independent director. The lead independent director’s authority and responsibilities include: (i) presiding over all meetings of the Board at which the Chairman is not present, including the executive sessions of the independent directors, (ii) serving as liaison between the Chairman and the independent directors, (iii) approving meeting agendas, schedules and information sent to the Board, (iv) the ability to call meetings of the independent directors, and (v) ex officio status on each committee of the Board that the lead independent director is not already a voting member.

Oversight of Company Risk

As part of its responsibility to oversee the management, business and strategy of the Company, the Board of Directors has overall responsibility for risk oversight. While the Board of Directors as a whole performs certain risk oversight functions directly, such as its ongoing review, approval and monitoring of the Company’s fundamental business and financial strategies and major corporate actions, the majority of the Board of Directors’ risk oversight functions are carried out through the operation of its committees. Each committee oversees risk management within its assigned areas of responsibility, as described below in the discussion of committee responsibilities. The Audit Committee is primarily responsible for overseeing the Company’s risk assessment and risk management practices, as well as its compliance programs. The Compensation Committee’s responsibilities include oversight of the risks associated with the Company’s compensation policies and practices, as well as its managerial development and succession plans. The Nominating and Governance Committee oversees the risks related to the Company’s corporate governance structure and processes.

Share Ownership Guidelines

The Board expects all directors to display confidence in the Company by ownership of a meaningful amount of the Company’s stock. As a result, each director is expected to own shares of the Company’s stock with a fair market value equal to five (5) times the director’s annual retainer. Each director who was serving as such on the date of adoption of the ownership guidelines (March 15, 2007) will have five (5) years from such date to meet this requirement and each director appointed or elected since such date will have five (5) years from the date of appointment or election to the Board to meet this requirement. Initial compliance was measured in March 2012, the five (5) year anniversary date of the adoption of the ownership guidelines (for directors in office on March 15, 2007) or at the five (5) year anniversary date of the director’s appointment or election (for new directors). Each director’s continuing compliance with the ownership guidelines will be measured in the year he or she stands for re-election and will be considered as one of the criteria for nomination by the Nominating and Governance Committee. Deferred shares acquired by directors under the Churchill Downs Incorporated 2005 Deferred Compensation Plan and restricted stock units granted as director compensation may be included for purposes of measuring compliance with the Company’s share ownership guidelines.

Board Meetings and Committees

Six (6) meetings of the Board of Directors were held during the last fiscal year. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and the meetings of the committee(s) on which they served in 2013. The Company encourages its directors to attend the Annual Meeting each year. Ten of our eleven directors attended the Company’s Annual Meeting on April 24, 2013.

The Board has determined that all of the directors of the Company are “independent directors,” as defined under NASDAQ Rule 5605(a)(2), except Robert L. Evans.

As required by the Company’s Corporate Governance Guidelines, the Board of Directors currently has four (4) standing committees: the Executive, Audit, Compensation and the Nominating and Governance Committees. No Director Emeritus serves on any Board committee.

The structure of the committees is illustrated in the table below with the number of meetings held in 2013:

Director Name	Board of Directors	Executive Committee	Audit Committee	Compensation Committee	Nominating and Governance Committee
Ulysses L. Bridgeman	✓				✓
Leonard S. Coleman, Jr.	✓		✓	Chairman
Craig J. Duchossois	✓			✓
Richard L. Duchossois	✓				✓
Robert L. Evans©	Chairman
Robert L. Fealy	✓	✓
Daniel P. Harrington	✓		Chairman	✓
G. Watts Humphrey, Jr.ê	Lead Director	Chairman	ê	ê	ê
James F. McDonald	✓			✓
R. Alex Rankin	✓	✓	✓		Chairman
Darrell R. Wells	✓		✓	✓
Number of meetings in 2013	6	0	4	3	2

✓	=	Member

©	=	Chairman of the Board

ê	=	Mr. Humphrey serves as lead independent director, and is an ex-officio, non-voting member (Audit, Compensation, and Nominating and Governance Committees).

Executive Committee

The Executive Committee is authorized, subject to certain limitations set forth in the Company’s Amended and Restated Bylaws, to exercise the authority of the Board of Directors between Board meetings. The members of the Executive Committee are G. Watts Humphrey, Jr., who serves as Chairman, Robert L. Fealy, and R. Alex Rankin. The Executive Committee does not meet on a regular basis, but instead meets as and when needed.

The Executive Committee did not meet during the last fiscal year.

Audit Committee

The primary purposes of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility in monitoring management’s conduct of the Company’s financial reporting process and overseeing the Company’s risk assessment and risk management practices. Under its charter, the Audit Committee is generally responsible for monitoring the integrity of the financial reporting process, systems of internal controls and financial statements and other financial reports provided by the Company to any governmental or regulatory body, the public or other users thereof, as well as overseeing the processes by which management assesses the Company’s exposure to risk and evaluating the guidelines and policies governing the Company’s monitoring, control and minimization of such exposures.

The Audit Committee’s responsibilities are as follows:

•	To monitor the performance of the Company’s internal audit function;

•

To appoint, compensate, retain and oversee the Company’s independent registered public accounting firm employed by the Company for the purpose of preparing or issuing audit opinions on the Company’s financial statements and its internal control over financial reporting;

•	To monitor the Company’s compliance with legal and regulatory requirements as well as the Company’s Code of Conduct and Compliance Policies; and

•

To inquire of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; to assess the steps management has taken or proposes to take to minimize such risks to the Company; and to periodically review compliance with such steps.

•

In discharging its oversight role, to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts for this purpose.

The officers of the Company responsible for risk assessment and risk management functions report directly to the Audit Committee on a periodic basis, such as the Company’s internal auditor presenting its audit plan annually, the Company’s chief compliance officer presenting updates on its enterprise risk management program, and on a case by case basis as necessary.

The members of the Audit Committee are Daniel P. Harrington, who serves as Chairman, Leonard S. Coleman, Jr., R. Alex Rankin, and Darrell R. Wells. The Company’s Board of Directors has determined that all members of the Company’s Audit Committee are independent as defined under NASDAQ Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities and Exchange Commission. As of the Annual Meeting, Mr. Wells will no longer serve on the Audit Committee as he will have reached the Company’s mandatory retirement age of 70. Mr. Wells’ replacement is Leonard S. Coleman, Jr.

Four (4) meetings of the Audit Committee were held during the last fiscal year. The Audit Committee reviews the adequacy of its charter on an annual basis.

The Board of Directors has determined that Daniel P. Harrington, who is independent as defined under NASDAQ Rule 5605(a)(2) and rules promulgated by the Securities and Exchange Commission, is an “audit committee financial expert” as defined by regulations promulgated by the Securities and Exchange Commission.

Compensation Committee

Responsibilities of the Compensation Committee

The Compensation Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ and Rule 10C-1 of the Securities and Exchange Commission. The Board established the Compensation Committee to discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer and each of the Company’s other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies and perquisites as they affect the chief executive officer (“CEO”) and other executive officers.

During 2013, the Compensation Committee was composed of four (4) independent directors, as defined by the NASDAQ listing standards. Currently the members of the Compensation Committee are Leonard S. Coleman, Jr., who serves as Chairman, Craig J. Duchossois, Daniel P. Harrington, James F. McDonald, and Darrell R. Wells. The Committee has created a special Subcommittee comprised of three Non-Employee Directors for the purposes of approving any stock grants or other stock related transactions to officers or directors of the Company, as required under Rule 16b-3. In addition, this Subcommittee is comprised only of “outside directors” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and is responsible for approving all performance standards for officers for any pay program intended to qualify as “performance based compensation” under this section of the Code. The members of this special Subcommittee are Mr. Coleman, Mr. McDonald, and Mr. Wells. As of the Annual Meeting, the special Subcommittee will be comprised of the following directors: Leonard S. Coleman, Jr., James F. McDonald, and Daniel P. Harrington.

Three (3) meetings of the Compensation Committee were held during the last fiscal year. Members of management attended each meeting. The agenda for each meeting was determined by the Chairman of the Compensation Committee with management’s input prior to each meeting.

The Compensation Committee’s responsibilities are as follows:

•	Oversee the development and implementation of the Company’s compensation policies and programs for executive officers, including the CEO.

•	Establish the annual goals and objectives relevant to the compensation of the CEO and the executive officers and to present such to the Board annually.

•

Evaluate the performance of the CEO and the executive officers in light of the agreed-upon goals and objectives and to determine and approve the compensation level of the CEO, including the balance of the components of total compensation, based on such evaluation and to present its report to the Board annually.

•

To develop guidelines for the compensation and performance of the Company’s executive officers and to determine and approve the compensation of the Company’s executive officers, including the balance of the components of total compensation.

•	To establish appropriate performance targets, participations and levels of awards with respect to the Company’s incentive compensation plans.

•

To administer the Company’s equity-based compensation plans, including the establishment of criteria for the granting of stock-based awards and the review and approval of such grants in accordance with the criteria.

•	To establish and periodically review company policies relating to senior management perquisites and other non-cash benefits.

•	To review periodically the operation of the Company’s overall compensation program for key employees and evaluate its effectiveness in promoting shareholder value and company objectives.

•

To review the results of any advisory shareholder votes on executive compensation and consider whether to recommend adjustments to the Company’s compensation policies and programs taking into account such results.

•

To consider, at least annually, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company, including whether the Company’s incentive compensation arrangements encourage excessive or inappropriate risk-taking.

•	To approve any compensation “clawback” policy required by law or otherwise adopted by the Company.

•	To oversee regulatory compliance with respect to matters relating to executive officer compensation.

•	To approve plans for managerial development and succession within the Company and to present such plans to the Board annually.

•	To review, assess and recommend to the Board appropriate compensation for outside directors.

•	To produce the report on executive compensation to be included in the Company’s proxy statement for the annual meeting of shareholders.

•

To review and discuss with management the Compensation Disclosure and Analysis (“CD&A”) and, based on such discussion, make a recommendation to the Board as to whether or not the CD&A shall be included in the proxy statement.

•	To review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	To conduct an annual performance evaluation of the Committee.

The Compensation Committee’s charter reflects these responsibilities, and the Compensation Committee and the Board periodically review and revise the charter.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee at any time during the last fiscal year were officers of the Company or were former officers of the Company. None of the members who served on the Committee at any time during fiscal 2013 had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Finally, no executive officer of the Company serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Committee.

Compensation Risk Assessment

The Committee performed an assessment of whether risks arising from the Company’s compensation policies and practices for all employees during 2013, including non-executive officers, are reasonably likely to have a material adverse effect on the Company. The Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee operates under a written charter and is responsible for establishing the criteria for and reviewing the effectiveness of the Company’s Board of Directors. In addition, the Nominating and Governance Committee provides oversight with regard to the Company’s programs for dealing with business ethics and other governance issues.

Pursuant to the Company’s Corporate Governance Guidelines and its Policy on Board Composition, the Nominating and Governance Committee determines criteria regarding personal qualifications needed for Board membership and the Committee considers, reviews qualifications and recommends qualified candidates for Board membership. In doing so, the Nominating and Governance Committee reviews the composition of the Board to identify skill sets and qualifications which are represented in order to determine which ones are needed. In addition, the Nominating and Governance Committee reviews the Company’s strategic plan to determine its needs with regard to Board composition. While the Company does not have a formal policy on diversity for members of the Board of Directors, the Company’s Corporate Governance Guidelines and its Policy on Board Composition specifically provide that diversity of race and gender, as well as general diversity of backgrounds and experience represented on the Board of Directors are factors to consider in evaluating potential directors. The Nominating and Governance Committee sometimes employs an outside consultant to identify nominees with the skill sets, experience and backgrounds that suit the Company’s needs.

A candidate for the Company’s Board of Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s various constituencies. In considering a candidate for nomination as a member of the Board, the Nominating and Governance Committee will consider criteria such as independence; occupational background, including principal occupation (i.e., chief executive officer, attorney, accountant, investment banker, or other pertinent occupation); level and type of business experience (i.e., financial, lending, investment, media, racing industry, technology, etc.); diversity in race and gender; number of boards on which the individual serves; and the general diversity of backgrounds and experience represented on the Board. The Nominating and Governance Committee

periodically reviews the Company’s Corporate Governance Guidelines and its Policy on Board Composition and recommends changes to the Board. It also evaluates the performance of the Board as a whole and provides feedback to the Board on how the directors, the committees and the Board are functioning. Finally it evaluates Board of Director practices at the Company and other well-managed companies on an annual basis and recommends appropriate changes to the Board and/or its practices.

The Nominating and Governance Committee receives and considers issues raised by shareholders or other stakeholders in the Company and recommends appropriate responses to the Board. The Nominating and Governance Committee will consider recommendations for director candidates submitted by shareholders. Such questions, comments or recommendations should be submitted in writing to the Nominating and Governance Committee in care of the Office of the Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. The Nominating and Governance Committee, in having adopted criteria to be considered for membership on its Board, considers such candidates applying such criteria and follows the recommendation process noted above. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration as recommendations from other sources.

The members of the Nominating and Governance Committee, each of whom is independent as defined by the NASDAQ listing standards, are R. Alex Rankin, who serves as Chairman, Ulysses L. Bridgeman, and Richard L. Duchossois.

Two (2) meetings of the Nominating and Governance Committee were held during the last fiscal year.

Proposal to Approve the Amendment to the

Churchill Downs Incorporated

2007 Omnibus Stock Incentive Plan

(Proposal No. 2)

Overview

The Board of Directors adopted the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (the “2007 Plan”) on March 15, 2007. On February 25, 2014, upon recommendation of the Compensation Committee, the Board of Directors approved the amendment of the 2007 Plan described in this proposal, subject to shareholder approval. If approved by the stockholders, the amendment will increase, by 1.8 million shares, the number of shares of the Company’s Common Stock available for issuance under the 2007 Plan. On February 28, 2014, the closing share price of the Company’s Common Stock, as reported on NASDAQ, was $93.00.

The 2007 Plan is the only equity incentive compensation plan under which the Company is granting equity incentive awards, such as stock awards, to directors, officers and other employees. Approximately 13,478 shares remained available for issuance under the 2007 Plan as of February 25, 2014. This remaining amount is insufficient to meet the Company’s equity compensation requirements during 2014 and beyond. We estimate that the additional 1.8 million shares will be sufficient to meet our needs for the next three year period.

Why You Should Vote For the 2007 Plan Amendment:

The Board of Directors believes that the 2007 Plan is important to the long-term success of the Company. The purpose of the 2007 Plan is to attract, motivate and retain highly qualified officers, members of the Board who are not employees (“Nonemployee Directors”) and key employees. The 2007 Plan is also intended to provide compensation that will be tax deductible by the Company without regard to the limitations of Section 162(m) of the Internal Revenue Code, assuming certain regulatory requirements are satisfied.

The 2007 Plan is administered by the Compensation Committee of the Board of Directors. Awards made to Nonemployee Directors will be approved by the Board. Awards made to the Company’s Chairman and Chief Executive Officer will be approved by the Compensation Committee. The 2007 Plan provides the Compensation Committee flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the 2007 Plan, the Compensation Committee has the discretion to determine the terms of each award. The Committee may delegate to one or more officers of the Company the authority to grant awards to participants who are not directors or executive officers of the Company. The Committee must fix the total number of shares that may be subject to grants made under this delegation.

The Company believes its usage of the 2007 Plan illustrates its commitment to best practices in equity compensation, prudent use of these limited resources and the promotion of a strong alignment with shareholder interests.

The Company manages its use of equity incentive awards carefully and has maintained a reasonable run rate. The Compensation Committee carefully monitors the Company’s total dilution, run rate and equity expense to ensure that it maximizes shareholder value and exercises prudence by granting only such number of equity awards as deemed necessary to attract, reward and retain employees. Run rate, a means of measuring annual stock dilution, shows how rapidly a company is deploying its shares reserved for issuance under its equity compensation plans. Run rate is defined as the number of shares subject to equity awards issued in a fiscal year as a percentage of the Company’s weighted average shares outstanding. The higher the run rate, the greater the dilution. In the last three fiscal years, the Company’s average annual run rate has been 1.8%, or 4.6% on an option equivalent basis (treating restricted shares as if they were granted as stock options and including all performance-based shares on the date of grant), which is higher than the median run rate of other companies of similar size in the same Global Industry Classification Standard (“GICS”) industry group (Hotels, Restaurants and Leisure). However, it should be noted that the circumstances increasing the run rate resulted from the implementation of overlapping pay programs during 2013. Specifically, in 2013, the Company both issued the final awards under its prior 2008-2012 long-term incentive plan (“2008-2012 LTIP”), by certifying certain performance goals necessary to award the final two phases of that plan, and awarded new grants of restricted stock under a new multi-year long-term incentive program. Excluding the New Company LTIP performance-based awards, our dilution for the past three (3) years would have been only 1.2% on average, or 3.1% on an option equivalent basis.

The Company’s equity “overhang” is substantially lower compared to similar companies. Overhang is an analysis of potential dilution to shareholders from the equity being transferred to employees via equity incentive plans. Overhang is defined as (i) stock awards and option awards outstanding and (ii) shares remaining available for grant as a percentage of the Company’s weighted average shares outstanding. As of December 31, 2013, the Company’s overhang was approximately 5.1% which is significantly below the median overhang of other companies of similar size in the same GICS industry group (Hotels, Restaurants and Leisure) of 13%. Upon approval of the amendment to the 2007 Plan, the Company’s overhang will be 15.5%, which is still lower than such comparable companies as described above.

The amendment of the 2007 Plan will not be effective unless and until approved by shareholders. Participation and the types of awards under the 2007 Plan are subject to the discretion of the Compensation Committee and, as a result, the benefits or amounts that will be received by any participant or groups of participants if the amendment of the 2007 Plan is approved are not currently determinable. Based on its historic compensation practices, the Company expects that a range of 40 to 50 persons annually will receive awards under the 2007 Plan.

Summary Description of the 2007 Plan

A description of the provisions of the 2007 Plan is set forth in question and answer format below.

Who may participate?

Employees of the Company and its subsidiaries and Nonemployee Directors may be selected by the Compensation Committee to receive awards under the 2007 Plan. As of March 24, 2014, approximately 4,300 employees and 10 non-employee directors are eligible to participate in the 2007 Plan.

Are there limits on grants to individual participants or other grant limits?

Yes. No participant may receive awards during any one calendar year representing more than 300,000 shares of Common Stock or more than 7,500,000 performance units (equivalent to $7,500,000). A performance unit is defined in the plan document as a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to the plan. If the amendment is approved, in no event will the number of shares of Common Stock issued under the plan upon the exercise of incentive stock options exceed 4,430,000 shares. Stock awards other than stock options will be counted against the maximum number of shares to be issued under the 2007 Plan in a 2-to-1 ratio. These limits are subject to adjustments by the Compensation Committee as provided in the 2007 Plan for stock splits, stock dividends, recapitalizations and other similar transactions or events.

How are shares counted against the plan?

The 2007 Plan provides that the number of shares of Common Stock as to which awards may be granted is 4,430,000 shares (“Maximum Share Limit”). Under the terms of the 2007 Plan, no more than 4,430,000 shares may be used for Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares or Performance Units. Each share issued or transferred pursuant to an Award under the 2007 Plan, other than an Option, shall reduce the number of shares available for issuance under the 2007 Plan by 2 shares. If an Award expires or is terminated, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cancelled or forfeited Award will again be available for awards under the 2007 Plan. Furthermore, in the case of an Award other than an Option that expires, terminates, is cancelled or is forfeited, the Maximum

Share Limit shall be increased by two shares of Common Stock, up to the full value of the Award for each such Award that is not an Option. In the case of an Option that expires, terminates, is cancelled or is forfeited, the Maximum Share Limit shall be increased by one share of Common Stock. However, the following shares of Common Stock will not become available again for issuance under the 2007 Plan:

•	Shares of Common Stock that are tendered by a participant or withheld as full or partial payment of minimum withholding taxes or as payment for the exercise price of an Award; and

•

Shares of Common Stock reserved for issuance upon grant of an SAR, to the extent the number of reserved shares of Common Stock exceeds the number of shares of Common Stock actually issued upon exercise or settlement of such SAR.

If cash is issued in lieu of shares of Common Stock pursuant to an award, the shares will not become available for issuance under the Plan.

May options be re-priced without shareholder approval?

Outstanding Options awarded under the 2007 Plan, may not be re-priced, directly or indirectly, without the approval of the shareholders of the Company.

What types of awards may be granted?

Awards under the 2007 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted share units, performance shares or performance units.

Upon what terms may options be awarded?

Stock options entitle the optionee to purchase shares of Common Stock at a price equal to or greater than the fair market value on the date of grant. Options may be either incentive stock options or nonqualified stock options, provided that only employees may be granted incentive stock options. The option may specify that the option price is payable (i) in cash, (ii) by the transfer to the Company of unrestricted stock, (iii) with any other legal consideration the Compensation Committee may deem appropriate or (iv) any combination of the foregoing. No stock option may be exercised more than ten (10) years from the date of grant. Each grant may specify a period of continuous employment or service with the Company or any subsidiary that is necessary before the stock option or any portion thereof will become exercisable and may provide for the earlier exercise of the option in the event of a change in control of the Company or similar event.

Upon what terms may stock appreciation rights be granted?

Stock appreciation rights represent the right to receive an amount, determined by the Compensation Committee and expressed as a percentage not exceeding 100%, of the difference between the “base price” established for such rights and the fair market value of the Company’s Common Stock on the date the rights are exercised. The base price must not be less than the fair market value of the Common Stock on the date the right is granted. The grant may specify that the amount payable upon exercise of the stock appreciation right may be paid by the Company (i) in cash, (ii) in shares of the Company’s Common Stock or (iii) any combination of the foregoing. Any grant may specify a waiting period or periods before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights shall be exercisable, and may specify that the stock appreciation rights may be exercised only in the event of a change in control of the Company or similar event. The Committee may grant “tandem” stock appreciation awards in connection with an option or “free-standing” stock appreciation awards unrelated to an option. No stock appreciation right may be exercised more than ten (10) years from the date of grant and each grant of a free-standing stock appreciation right must specify the period of continuous employment or service that is necessary before the free-standing stock appreciation right or installments thereof may be exercisable.

Upon what terms may restricted stock be awarded?

An award of restricted stock involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common Stock in return for the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of the Compensation Committee to not include any of such rights during the restriction period. The transfer may be made without additional consideration from the participant. The Committee may specify performance objectives that must be achieved for the restrictions to lapse. Restricted stock must be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the grant date and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change of control of the Company or similar event.

Upon what terms may restricted share units be granted?

An award of restricted share units granted under the 2007 Plan represents the right to receive a specific number of shares at the end of a specified deferral period. Any grant of restricted share units may be further conditioned upon the attainment of performance objectives. The grant may provide for the early termination of the deferral period in the event of a change in control of the Company or similar event. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the Compensation Committee may provide for the payment of dividend equivalents on a current or deferred basis. The grant of restricted share units may be made without any consideration from the participant other than the performance of future services.

Upon what terms may performance shares and units be granted?

A performance share is the equivalent of one share of Common Stock, and a performance unit is the equivalent of $1.00. Each grant will specify one or more performance objectives to be met within a specified period (the “performance period”), which may be subject to earlier termination in the event of a change in control of the Company or a similar event. If by the end of the performance period the participant has achieved the specified performance objectives, the participant will be deemed to have fully earned the performance shares or performance units. If the participant has not achieved the level of acceptable achievement, the participant may be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, shares of the Company’s Common Stock or any combination thereof.

What are the performance objectives?

The 2007 Plan provides that grants of performance shares, performance units or, when determined by the Compensation Committee, options, restricted share units, restricted stock or other stock-based awards may be made based upon “performance objectives.” Performance objectives applicable to awards that are intended to be exempt from the limitations of Code Section 162(m) are limited to specified levels of or increases in the Company’s or subsidiary’s return on equity, earnings from continuing operations, earnings from continuing operations before interest and taxes, earnings per share from continuing operations before interest, taxes, depreciation and amortization (EBITDA), net earnings per share, diluted earnings per share, total earnings, earnings growth, return on capital, cost of capital, return on assets, return on investment, return on equity, net customer sales, volume sales, sales growth, gross profit, gross margin return on investment, increase in the fair market value of the Company’s Common Stock, share price (including but not limited to, growth measures and total shareholder return), operating profit, operating margin, net operating profit after taxes, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), asset growth, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys and productivity. Performance criteria may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

What is the maximum amount payable upon attainment of the specified performance-based objectives?

No individual may receive awards representing more than 300,000 shares of Common Stock in any one year. In addition, the maximum number of performance units that may be granted to an individual in any one year is 7,500,000. A performance unit is defined in the plan document as a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to the plan.

Are awards made under the plan transferable?

Except as provided below, no award under the 2007 Plan may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, the guardian or legal representative acting on behalf of the participant. The Committee may expressly provide in an award agreement (other than an incentive stock option) that the participant may transfer the award to a spouse or lineal descendant, a trust for the exclusive benefit of such family members, a partnership or other entity in which all the beneficial owners are such family members, or any other entity affiliated with the participant that the Committee may approve.

When does the plan terminate?

The 2007 Plan will terminate on the tenth anniversary of the date it was first approved by shareholders, and no award will be granted under the 2007 Plan after that date.

How can the plan be amended?

The 2007 Plan may be amended by the Board of Directors, but without further approval by the shareholders of the Company, no such amendment may increase the limitations set forth in the 2007 Plan on the number of shares that may be issued under the 2007 Plan or any of the limitations on awards to individual participants. The Board may condition any amendment on the approval of the shareholders if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.

What are the tax consequences of the 2007 plan?

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2007 Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).

An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.

A recipient of restricted stock generally will be subject to taxation at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within thirty days of the date of grant of the restricted stock will recognize ordinary income on the date of grant of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a substantial risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

A recipient of restricted share units generally will not recognize income until shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer. At that time, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the recipient.

A participant generally will not recognize income upon the grant of performance shares or performance units. Upon payment, with respect to performance shares or performance units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received and the fair market value of any unrestricted stock received.

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m).

Awards of restricted share units, performance shares and performance units under the 2007 Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and additional taxes in the year they vest.

Where can I get a copy of the plan?

This summary is not a complete description of all provisions of the 2007 Plan. A copy of the 2007 Plan as proposed to be amended is attached hereto as Exhibit A.

What is required to approve this proposal?

In order for this proposal to be adopted by the shareholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote on the matter must be voted in its favor.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE 2007 OMNIBUS STOCK INCENTIVE PLAN TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN BY 1.8 MILLION SHARES.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY “FOR” THE PROPOSAL TO APPROVE THE 2007 OMNIBUS STOCK INCENTIVE PLAN.

Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as the

Company’s Independent Registered Public Accounting Firm for 2014

(Proposal No. 3)

On February 25, 2014, the Board of Directors, on recommendation from the Audit Committee, selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2014. PwC has served as the Company’s independent registered public accounting firm since the Company’s 1990 fiscal year.

Although the Company’s Amended and Restated Bylaws do not require that the Company’s shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PwC to the Company’s shareholders for ratification as a matter of good corporate governance. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the appointment is not ratified, the Company’s Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Company’s Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

Independent Public Accountants

Audit Fees

The audit fees incurred by the Company for services provided by PwC (i) for the year ended December 31, 2012, were $938,000 and (ii) for the year ended December 31, 2013, were $1,125,000. Audit fees include services related to the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, involvement with registration statement filings, statutory audits and consultations related to miscellaneous Securities and Exchange Commission and financial reporting matters.

Audit-Related Fees

During 2012 and 2013, the Company incurred $153,342 and $0, in fees, respectively, for assurance and related services performed by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported in the preceding section.

Tax Fees

Tax fees incurred by the Company for services provided by PwC (i) in 2012, were $44,800, and (ii) in 2013, were $105,000. Tax fees include services related to tax return preparation for a related entity, tax consultation and tax advice.

All Other Fees

All other fees incurred by the Company for services provided by PwC relate to the use of Comperio, PwC’s accounting research software, which amounted to $1,500 in 2012 and $1,800 in 2013, and $25,000, in 2012, related to agreed-upon procedures involving Velocity, a wholly-owned subsidiary of Churchill Downs Incorporated. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with maintaining PwC’s independence.

The Audit Committee has adopted a policy of evaluating pre-approval of services provided by the independent auditors on a case-by-case basis. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2013.

Advisory Vote on Executive Compensation

(Proposal No. 4)

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company’s shareholders are entitled to a vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with SEC rules. In accordance with the preference expressed by shareholders in the 2011 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis.

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of the Company’s NEOs. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Company’s ability to attract, motivate and retain individuals who can achieve superior financial results while also aligning the interests of the executives with the interests of shareholders over the long-term. This approach has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company successfully during a period of growth and transformation. Please refer to “Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of the Company’s NEOs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. At the Annual Meeting, shareholders will be asked to approve the compensation of the Company’s NEOs by voting FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this proxy statement.”

This vote is advisory and therefore not binding on the Company. The Board of Directors and Compensation Committee value the opinions of the Company’s shareholders. Should there be a significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider those shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting is required for advisory approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Compensation Discussion and Analysis

Executive Summary

The goal of the Company’s compensation programs is and has been to attract and retain the talented executives and employees it needs to achieve its strategic plans and deliver financial returns to shareholders over both the short term and long term. To do that, the Company needs to compensate its employees and executive team in a way that encourages and rewards high performance.

Churchill Downs Incorporated, since 2007, has developed into one of the most diversified gaming companies in the United States. Driving the strategy during this timeframe, have been our Chairman & CEO, Robert L. Evans, President & COO, William C. Carstanjen, and Executive Vice President & CFO, William E. Mudd.

Table 1: Change in the Company’s Adjusted EBITDA and Net Revenues since 2008 (in millions).

In 2013, the Company exhibited strong financial performance including $176.2(1) million in Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) (defined as earnings

(1)

The Company uses Adjusted EBITDA, a non-GAAP measure, as a key performance measure of results of operations for purposes of evaluating performance internally. Adjusted EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, generally accepted accounting principles (“GAAP”). Our 2014 Annual Report (the “2014 Annual Report”), filed on Form 10-K, on page 60, gives a GAAP reconciliation for Adjusted EBITDA to net earnings, which were $54.9 million for year-end December 31, 2013. Net earnings, as reflected in our 2014 Annual Report, includes $21.5 million in share-based compensation expenses attributable to the Company’s 2013 long-term incentive program, $3.6 million in re-opening costs associated with the Company’s investment in MVG, $0.2 million due to financing cost associated with MVG, $61.8 million in depreciation and amortization, $6.1 million in interest expense, $0.4 million in insurance recoveries, net of losses, $4.5 million in HRE Trust Fund proceeds, $2.5 million in other charges and recoveries, and $30.5 million for income tax provisions, as these amounts are excluded from stated Adjusted EBITDA as disclosed above.

before interest, taxes, depreciation, amortization, insurance recoveries net of losses, Horse Racing Equity Trust Fund (“HRE Trust Fund”) proceeds, share based compensation expenses, pre-opening expenses, the impairment of assets and other charges or recoveries, and the operating income or loss of our 50% joint venture in Miami Valley Gaming (“MVG”)). The Company’s continued diversification of revenues and its operational discipline enabled it to achieve these results during a time of ongoing financial challenges for the Company’s historical core business of thoroughbred horseracing and contributed to significant benefits being realized by the Company’s shareholders. The Company increased its dividend in 2013 by 21%. In addition, during 2013, the Company’s stock price increased from $66.45, on December 31, 2012, to $89.65, on December 31, 2013, for a return of 35% for shareholders (excluding dividends). Since 2008, under its current leadership, the Company’s market capitalization has more than doubled and our stock price has increased from $40.42 (as of 12/31/2008) to $89.65 (as of 12/31/2013), representing a total return of 129% for shareholders (including dividends). The Company achieved these milestones by attracting and retaining talented executives and creating a compensation strategy that pays for performance when outcomes meet or exceed strategic and financial goals.

Table 2: Increase in Company’s Common Stock Price and Dividends since 2008 (as of year-end).

Under the Company’s total compensation structure, the Committee believes that the payouts made with regards to 2013 reflect an appropriate level of compensation given the results delivered to shareholders over the last year.

This Compensation Discussion and Analysis describes the Company’s executive compensation policies and programs and how they apply to our NEOs (the senior executives included in the 2013 Summary Compensation Table on page 46). It also describes the actions and decisions of the Committee and the Committee’s special Subcommittee (the “Subcommittee”), both of which oversee the executive compensation program and determine the compensation of the NEOs. A detailed discussion of the Committee’s structure (including the Subcommittee), roles and responsibilities, and related matters can be found under “Compensation Committee” on pages 21-23.

Executive Compensation Philosophy and Core Principles

The fundamental philosophy of the Compensation Committee is to provide an executive compensation program that links pay to business strategy and performance in a manner that is effective in attracting, motivating and retaining key executives while also aligning the interests of the executives with the interests of shareholders over the long-term. In order to continue to support the Company’s high-performance culture, the Company’s key principles underlying the executive compensation program are to:

•	Attract and retain executives with the skills and experience needed to successfully grow the Company and create value for shareholders;

•

Create an entrepreneurial culture and mindset by de-emphasizing fixed pay (primarily salary) and focusing a significant percentage of compensation on at-risk pay elements (annual and long-term incentives); and

•	Motivate and reward executives for achieving exceptional performance which will create value for shareholders over the long-term.

The Company will continue to adjust its pay practices to support these principles over time.

2013 “Say-on-Pay” Advisory Vote on Executive Compensation

The Compensation Committee monitors closely the results of the annual advisory “say-on-pay” vote, and considers such results as one of the many factors considered in connection with the discharge of its responsibilities. In 2013, the Company provided shareholders a “say-on-pay” advisory vote on its executive compensation program, as disclosed in the Company’s 2013 proxy statement. At the 2013 Annual Meeting, approximately 87% of our shareholders expressed support for the compensation of our NEOs as disclosed in the proxy statement. The Compensation Committee considered the results of the 2013 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the advice of the Committee’s independent compensation consultant. The Committee did not make any changes to the Company’s executive compensation program and policies specifically in light of the aforementioned vote by our shareholders.

Role of Management and Independent Advisors

The Compensation Committee meetings are regularly attended by the CEO, the Senior Vice President of Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs as well as being responsible for recording the minutes of the meeting, and in-house corporate counsel. The Committee may request the participation of management or outside consultants as it deems necessary or appropriate. The Committee regularly reports to the Board on compensation matters and annually reviews the CEO’s compensation with the Board.

The Committee and the Subcommittee may also meet in executive session without any members of management, for the purpose of among other things discussing and approving compensation for the CEO. The CEO reviews the performance of, and makes recommendations to, the Committee regarding total compensation to be paid to the Company’s executive officers other than himself, including salary, annual bonus, long-term incentive awards and perquisites, as appropriate. Management also develops and presents to the Committee recommendations for the performance measures and targets to be used to evaluate annual performance incentives.

After the end of each fiscal year, the Committee conducts a review of the CEO’s performance. As part of this process, the CEO provides a written self-assessment report. The Committee sets the compensation of the CEO in executive session after considering its assessment of the CEO’s performance, including due consideration of his self-assessment report. Neither the CEO nor any other members of management are present during this session.

The Committee has sole discretion, at the Company’s expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Such advisors are engaged by, and report directly to, the

Committee. During 2013 the Committee was assisted in fulfilling its responsibilities by Semler Brossy Consulting Group, LLC (“Semler Brossy”). The scope of the engagement of this advisor during 2013 included:

•	Assisting the Chairman of the Committee in establishing appropriate agendas for the Committee meetings;

•	Reviewing management reports and recommendations to the Committee as related to executive compensation matters;

•

Attending all Committee meetings and providing the Committee with input and advice based on the advisor’s broad experience with market practices, including a perspective with regard to the competitive market;

•	Assisting with the review of pay and performance and the evaluation of payouts under the Company’s long-term incentive program;

•	Assisting in the review and evaluation of non-employee Director compensation;

•	Providing the Committee and management with data on market practices for executive pay;

•	On behalf of the Committee, assisting management with disclosures, including the Compensation Discussion and Analysis; and

•	Providing updates to the Committee with regard to regulatory and market developments.

Semler Brossy did not provide any services to the Company, other than advising the Committee as provided above. All of the decisions with respect to the Company’s executive compensation are made by the Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management or its outside advisor.

Factors Used to Evaluate Pay Decisions

The Company does not currently manage compensation for individual executives to a specific total compensation value or based on a strategy of positioning pay to a specific “percentile” of market practices. Rather, the Company seeks to retain the services of executives who bring the skills, experience, and motivation needed to significantly expand the scope and scale of the Company’s operations. Therefore, compensation decisions for individual executives are made based on a balance of many subjective factors as evaluated by the CEO in the case of his direct reports (with Committee review and approval) and the Committee in the case of the CEO. These factors include, in order of importance for each element of pay:

•

Base salaries tied to internal equity comparisons among the executive’s peers at the Company, the Committee’s perspectives on competitive market pay practices and salary at a previous employer at the time of hire;

•	Target annual incentive opportunities based on internal equity considerations and the perceived level of contribution expected of the executive;

•

Long-term incentive opportunities driven by the perceived level of contribution expected of the executive toward achieving the Company’s growth objectives and comparisons among other Company executives who participate in the same programs; and

•	Severance and change in control benefits as negotiated on an individual basis by each executive and as deemed necessary to attract their services.

Each element of compensation is evaluated independently based on the role of that component in achieving the Company’s overall compensation objectives, with an emphasis on long-term incentives.

In making executive pay decisions, the Committee relies substantially on the advice and experience of its independent advisor and CEO to evaluate the reasonableness of executive pay. As there are few direct peers to the Company, the Committee does not rely directly on peer practices to establish pay levels or programs for its executives. Rather, the Committee determines pay levels and practices based on the talent needs of the organization as defined by our strategy of growing and diversifying revenues and with the guidance of the Committee’s independent advisor.

While the Committee periodically conducts reviews of pay relative to broad market practices, based on data provided by the Committee’s independent advisor, to set context for the Company’s programs from time to time, the Committee does not use market compensation practices to drive decision making. Rather, the Committee evaluates market data to see how and why the Company’s compensation practices differ from market practices and to gauge where Company compensation falls relative to the market as a secondary test of reasonableness. It is the opinion of the Committee that the pay decisions made by the Company and the Committee are reasonable relative to pay provided to executives at other public companies, based on the Committee’s experience, the performance expectations established for each element of pay, and consultation with the Committee’s independent advisor.

CEO Compensation

Compensation decisions made for the CEO are fundamentally different than compensation decisions made for the other executive officers. As the highest ranking executive, Mr. Evans is ultimately accountable for the performance of the business in both the near-term and long-term. Mr. Evans is also responsible for setting the strategic direction of the Company, managing the other executive officers to implement this strategy, and producing results for shareholders.

As such, in recognition of the level of responsibility and accountability placed upon the CEO and the degree of impact that he can have on business results, the pay for the CEO position differs from the other executives in two material respects:

•	Higher salary and bonus opportunity, commensurate with level of responsibility and impact; and

•	Emphasis on at-risk pay in the total compensation package, as appropriate to align pay with performance.

As mentioned above, the new Company LTIP for NEOs other than the CEO are more directionally aligned with the awards to the CEO in that they include specific stock price based performance hurdles in order to vest. We believe this alignment ensures overall alignment of the interests of our executive team with the interests of our shareholders.

Components of Compensation

During 2013, the Company used multiple components to provide an overall compensation and benefits package in order to attract and retain the needed level of executive talent for the Company.

Base Salary

The Committee’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive talent needed to grow the business and create shareholder value, without being a major focus of the overall compensation package. This approach is consistent with the desire to create an entrepreneurial management culture at the Company. Therefore, the Committee establishes base salaries for new hires based on the advice of management and its independent advisor regarding reasonable market pay practices, comparisons with the executive’s peers at the Company, and the rate of pay provided at the executive’s previous employer. Upon promotion or other adjustment of responsibilities, executives receive base pay increases that are commensurate with their new role or responsibilities and the pay levels for colleagues at similar levels in the organization and market pay practices, with more modest rates of increase thereafter. Increases in base salary affect the opportunity for annual incentive payouts under the incentive compensation plan.

In 2013, the following adjustments were made to the base salaries for the Company’s NEOs:

Name	Position	2012 Base Salary ($)	Percentage Change	Salary Change ($)	2013 Base Salary ($)
Robert L. Evans	Chairman & CEO	$550,000	9.1%	$50,000	$600,000
William E. Mudd	EVP & CFO	420,000	3.6%	15,000	435,000
William C. Carstanjen	President & COO	465,000	3.2%	15,000	480,000
James E. Gay	Senior Vice President	335,000	0.0%	-0-	335,000
Alan K. Tse	EVP & GC	290,000	3.4%	10,000	300,000

The salary adjustments above further illustrate the Committee’s overall philosophy toward compensation. Based upon Mr. Evans’ additional responsibilities to the Board as Chairman, additional consideration was given to his base salary, and the Committee authorized an increase in his base salary commensurate with his level of responsibility. The other NEOs, excluding Mr. Gay, were given moderate increases in alignment with the Committee’s philosophy. Mr. Gay did not receive any additional increase to his base salary, in 2013, as his base salary was previously adjusted by the Committee to reflect compensation commensurate with his new role as President of Churchill Downs Interactive.

Executive Annual Incentive Plan

Effective January 1, 2013, pursuant to the approval granted by the Company’s shareholders, at the 2012 Annual Meeting, the Company implemented the Executive Annual Incentive Plan (2013) (“EAIP”). Bonus awards or incentive compensation paid, in 2013, were determined by the Committee per the EAIP. Pursuant to the EAIP, the Committee established performance goals for the Company in 2013. In analyzing proposed awards against target and maximum payouts, the Committee used the goals as its roadmap to determine whether to issue awards above, at, or below each NEOs target award. As it has done historically, for 2013, the Committee sets performance goals based upon a comprehensive assessment of the Company against its long-term strategic goals and its ability to achieve said goals with its current leadership team and key employees. Therefore, individual performance by the Company’s NEOs (as measured by various factors, including, but not limited to, continued growth and diversification of the Company’s asset portfolio through acquisitions, customer and employee satisfaction, and the completion of certain specified legislative and regulatory outcomes), and unit performance (as measured by among other things increases in sales and revenues) led by some of the Company’s key employees also played a significant role in setting and evaluating the Company’s performance goals, and determining the proper level of compensation necessary to incent the NEOs and key employees to continue to drive growth with the same entrepreneurial zeal.

2013 Performance Goals. For 2013, the Committee set the following goals (per segment) for the Company. These goals were used to assess the NEOs’ performance and determine EAIP payouts as disclosed in the 2013 Summary Compensation Table on page 46. The goals are expressed generally as follows:

Racing

•	Manage overall budgets to reduce cost (without impacting the customer experience);

•	Increase the financial performance of big events (i.e., Kentucky Derby, Kentucky Oaks, Arlington Million, etc.);

•	Continue to work on innovative approaches to combat the long-term decline in racing;

Gaming

•	Achieve Adjusted EBITDA goals at our gaming properties;

•	Successfully re-develop, construct and open current projects and properties;

•	Assess and pursue opportunities to acquire accretive gaming properties;

Online

•	Continue to invest in and grow our advanced deposit wagering businesses;

•	Assess and pursue opportunities to expand our online gaming profile;

Other

•	Increase Adjusted EBITDA;

•	Develop technology-driven cost out opportunities for all subsidiaries; and

•	Assess and plan for the impact of the Patient Protection and Affordable Care Act (“PPACA”) on our business.

Incentive Opportunities. Under the EAIP, the NEOs have target award opportunities, which the Committee reserves the right to exercise negative discretion against if it so chooses. For NEOs, these targets are determined by the Committee based on the internal pay equity considerations, impact on total short-term compensation and the expected level of contribution of each NEO to the Company’s performance goals and growth objectives.

The Compensation Committee approves the target and maximum incentive levels proposed by the CEO for each NEO, excluding himself, at the beginning of each year. In determining the payouts, the Compensation Committee exercises its discretion to determine whether to payout at, above, or below the target opportunities based upon its review of the outcomes evaluated against Company and individual performance. During 2013, the target and maximum awards assigned to the CEO and other NEOs were as follows, which were the same target and maximum award opportunities as established under the 2012 incentive compensation plan:

Name	Position	Target Incentive Award as a Percentage of Salary	Target Incentive Award in ($)	Maximum Target Incentive Award as a Percentage of Salary	Maximum Target Incentive Award in ($)
Robert L. Evans	Chairman & CEO	100%	$600,000	200%	$1,200,000
William E. Mudd	EVP & CFO	70%	304,500	200%	609,000
William C. Carstanjen	President & COO	75%	360,000	200%	720,000
James E. Gay	Senior Vice President	60%	201,000	200%	402,000
Alan K. Tse	EVP & GC	60%	180,000	200%	360,000

2013 Performance Results. The Company’s continued diversification, in 2013, included the acquisition of a regional casino in Oxford, Maine, and the successful opening of a joint venture video lottery parlor and harness racetrack in Lebanon, Ohio. Total attendance at the 139th Kentucky Derby and Oaks was strong despite inclement weather, hosting 265,436 fans. Wagering from all-sources on the Kentucky Derby totaled $184.6 million. These achievements contributed to significant benefits being realized by the Company’s shareholders.

The results for amounts earned by the NEOs for 2013 under the EAIP are reflected in the 2013 Summary Compensation Table on page 46 in the column labeled “Non-Equity Incentive Plan Compensation”. As noted above, the Company exhibited strong financial performance in 2013, which exceeded the performance goals. The top three NEOs (Mr. Evans, Mr. Carstanjen, Mr. Mudd) were viewed by the Committee to be the primary parties responsible for meeting and exceeding the performance goals in 2013. The Compensation Committee, after considering overall Company performance awarded the named executive officers EAIP awards above the target, as shown in the table on page 46, to reward them for the Company’s outstanding performance. As such, the NEOs were awarded an EAIP award at the following percentage of their base salary: Mr. Evans 138%, Mr. Carstanjen 147%, Mr. Mudd 148%, Mr. Tse 131%, and Mr. Gay 104%. These awards were made pursuant to the EAIP and as a reward for the NEOs respective roles in driving performance during the period ending December 31, 2013.

Long-Term Incentives

Corporate Long-Term Incentive Plan. The objective of the Company’s long-term incentive compensation program is to support the entrepreneurial mindset desired by management and the Board of Directors by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements.

For 2013, the Company opted to develop a new long-term incentive program utilizing the 2007 Omnibus Stock Incentive Plan (the “New Company LTIP”). As a way to continue to encourage innovation, an entrepreneurial approach, and careful risk assessment, in addition to the retention of key executives, the Company’s new incentive program offers new long-term incentive compensation opportunities to the Company’s NEOs, with the exception of Robert L. Evans. Restricted stock awards were issued, to the NEOs, under the New Company LTIP, on March 21, 2013.

The restricted stock awards are divided between time-vesting and stock price-vesting restricted stock (weighted approximately 25% and 75%, respectively). All time-based restricted shares will vest by December 31, 2016, while the stock-price vesting restricted shares vest over a five-year performance period based on the Company’s stock price performance.

•

For each NEO, with the exception of Alan K. Tse, vesting of the time-based restricted shares will occur in two equal installments on December 31, 2015 and December 31, 2016. In the case of Mr. Tse, his time-based restricted shares vest in increments of twenty-five percent (25%) in 2013, 2014, 2015, and 2016.

•

The vesting schedules for the stock-price based restricted share awards are tied to stock-price triggers. The stock-price triggers for the NEOs are comprised of four vesting triggers tied to the daily closing NASDAQ stock market price for the Company’s Common Stock (collectively, referred to as the “Stock Price Triggers”). Stock Price Trigger 1 is at least 10% above the trailing 20-day average NASDAQ market closing price on the date of grant and each successive Stock Price Trigger (2, 3 and 4) is at least 10% above the preceding Stock Price Trigger, with the vesting of the stock price shares to occur in 25% installments for each Stock Price Trigger attained. In order for a Stock Price Trigger to be reached the Company must successfully achieve and maintain for a 20 consecutive trading day period a specific daily share closing price value.

As an additional key executive retention device, the vesting of any Stock Price Triggers achieved in 2013 was subject to the NEO’s continued employment until the first anniversary of the grant date, March 21, 2014. If the Company does not achieve a Stock Price Trigger during the five-year performance period, NEOs under this program will forfeit any incentive compensation opportunity tied to such Stock Price Trigger.

During 2013, the Company achieved the first and second Stock Price Triggers under the New Company LTIP. The Company’s daily share closing price, closed at or above Stock Price Trigger 1 for twenty (20) consecutive trading days, resulting in each NEO earning the award tied to Stock Price Trigger 1 on May 24, 2013. The Company’s daily share closing price closed at or above Stock Price Trigger 2 for twenty (20) consecutive trading days, resulting in each NEO earning the award tied to Stock Price Trigger 2 on December 19, 2013. Since Stock Price Triggers 1 and 2 were attained in 2013, pursuant to the vesting schedule of the New Company LTIP, the share awards associated with both triggers did not vest until March 21, 2014.

Upon the first and second triggers being achieved, 50% of the total stock-price vesting award opportunity to the NEOs (excluding Mr. Evans who does not participate in the New Company LTIP) was earned under the New Company LTIP. The amounts earned by each NEO (excluding the Chairman & CEO who did not participate in the plan) with regard to the achievement of the first and second triggers under the New Company LTIP are as follows:

Name	Position	New Company LTIP Share Award for Achievement of Stock Price Trigger 1(1)	Fair Market Value for Stock Price Trigger 1 in ($) as of 5/24/13		New Company LTIP Share Award for Achievement of Stock Price Trigger 2(1)	Fair Market Value for Stock Price Trigger 2 in ($) as of 12/19/2013
Robert L. Evans	Chairman & CEO	n/a	$	n/a	n/a	$	n/a
William E. Mudd	EVP & CFO	20,000		1,646,000	20,000		1,769,600
William C. Carstanjen	President & COO	22,500		1,851,750	22,500		1,990,800
James E. Gay	Senior Vice President	10,750		884,725	10,750		951,160
Alan K. Tse	EVP & GC	9,750		802,425	9,750		862,680

(1)

These awards are disclosed in the 2013 Summary Compensation Table on page 46 and the Grant of Plan-Based Awards Table for Fiscal Year Ended December 31, 2013, on page 48, based on the aggregate grant date fair value of the award. The amounts reported for the New Company LTIP include both the vested and unvested restricted shares granted to each NEO. The 2013 Summary Compensation Table and Grants of Plan-Based Awards Table for Fiscal Year ended December 31, 2013 also reflect the awards made pursuant to the 2008-2012 LTIP related to the achievement of the fourth and fifth EBITDA targets as those awards were deemed granted during 2013.

2008-2012 LTIP. The 2008-2012 LTIP terminated on December 31, 2012. As disclosed in the 2013 Proxy Statement, during 2012, the Company achieved the fourth and fifth EBITDA targets under the 2008-2012 LTIP, which were $115 million and $130 million in EBITDA, respectively. Upon the determination that the fourth and fifth EBITDA targets had been achieved, 30% of each NEO’s payment opportunity (excluding Mr. Evans who did not participate in the 2008-2012 LTIP) associated with such targets was earned, while the amount earned for the remaining portion of such payment opportunity varied among the applicable NEOs based upon such NEO’s contribution to the growth in EBITDA that resulted in the target being achieved, as determined by the CEO with the approval of the Sub-Committee. The performance awards paid under the 2008-2012 LTIP for the achievement of the fourth and fifth EBITDA targets were paid in the form of restricted stock, which will vest in equal quarterly installments over two (2) years in the case of the fourth EBITDA target, and one (1) year in the case of the fifth EBITDA target, beginning on March 31, 2013. The amounts earned by each NEO (excluding the CEO who did not participate in the 2008-2012 LTIP) with regard to the achievement of the fourth and fifth EBITDA targets under the 2008-2012 LTIP were as follows:

Name	Position	2008-2012 LTIP Share Award for Achievement of EBITDA Target 4(11)	Fair Market Value for EBITDA Target 4 in ($) as of 12/31/2012		2008-2012 LTIP Share Award for Achievement of EBITDA Target 5(1)	Fair Market Value for EBITDA Target 5 in ($) as of 12/31/2012
Robert L. Evans	Chairman & CEO	n/a	$	n/a	n/a	$	n/a
William E. Mudd	EVP & CFO	18,811		1,250,000	10,534		700,000
William C. Carstanjen	President & COO	24,454		1,625,000	13,544		900,000
James E. Gay	Senior Vice President	11,287		750,000	3,762		250,000
Alan K. Tse	EVP & GC	3,762		250,000	1,881		125,000

(1)

These awards are disclosed in the 2013 Summary Compensation Table on page 46 and the Grant of Plan-Based Awards Table, for Fiscal Year Ended December 31, 2013, on page 48 as shares were granted in 2013 pursuant to these awards. The 2013 Summary Compensation Table reflect the awards made pursuant to the 2008-2012 LTIP related to the achievement of the fourth and fifth EBITDA targets, as well as, the awards, both vested and unvested, issued pursuant to the New Company LTIP, which were awarded in March of 2013.

As illustrated in the tables above, although the column labeled “Stock Awards” on the 2013 Summary Compensation Table on page 46 reflects the total equity awards granted in 2013, we are providing further detail so as to disclose to our shareholders that the amounts reflect the overlap of two long-term incentive programs in the same calendar year (2013). Both the 2008-2012 LTIP and New Company LTIP had awards that were granted in calendar year 2013. Therefore, the figures reported, in the “Stock Awards” column, for fiscal year end December 31, 2013, in the 2013 Summary Compensation Table on page 46, constitute an anomaly that the Compensation Committee and Company does not anticipate occurring again during the performance periods remaining until the expiration of the New Company LTIP. Nonetheless, the Compensation Committee and Board agree that the level of award granted to the NEOs for performance under the 2008-2012 and New Company LTIP demonstrate soundly the philosophy that by placing a sufficient degree of compensation “at-risk” the NEOs are incented to drive growth to a level that returns significant value to the Company’s shareholders.

Long-Term Incentives for the CEO. Mr. Evans as the CEO received a significant grant of Company stock (with both time- and performance-based vesting) as a component of his original 2006 employment agreement and his amended and restated employment agreement in 2010 and therefore he has not been, nor is he currently, a participant in the New Company LTIP. The Committee believes that having a separate incentive plan for the CEO from the incentive plan for the rest of the executive team in this context is appropriate and beneficial as it allows the CEO to evaluate the Company’s long-term performance and make recommendations to the Committee regarding the pay of his direct reports without bias to his own compensation from the Company. Mr. Evans was not granted any equity-based awards in 2011, 2012 or 2013.

Deferred Compensation Benefits

The Company’s philosophy is to provide retirement and savings benefits to executives which are commonly provided by other public companies. These benefits include:

401(k). The Company maintains a 401(k) Retirement Plan, which is a profit sharing plan that is intended to be a qualified retirement plan under Section 401(a) of the Code. The 401(k) Retirement Plan allows all employees who meet the eligibility requirements to become participants. Participants may make salary deferral contributions pursuant to Section 401(k) of the Code up to limits prescribed by the plan and the Code. The Company makes matching contributions with respect to such salary deferrals at a rate of 100% on the first 3% of compensation deferred and 50% on deferrals in excess of 3% of compensation deferred but no more than 5% of compensation deferred. Salary deferral contributions and matching contributions are fully vested at all times. Participants are allowed to direct investment of their accounts under the 401(k) Retirement Plan into as many as 25 investment options. All assets of the 401(k) Retirement Plan are held in a trust which is intended to be qualified under Section 501 of the Code.

Deferred Compensation Plan. The Company also maintains a Deferred Compensation Plan for select executives. The purpose of the plan is to provide eligible executives of the Company an opportunity to defer to a future date the receipt of base salary and bonus compensation for services and to receive matching contributions in similar fashion as provided by the Company’s 401(k) Retirement Plan for any base salary and bonus deferred beyond the limits imposed by the IRS for that plan. The Committee believes that a Deferred Compensation Plan is a normal and typical benefit for executives at companies similar to the Company and is necessary to attract and retain executive talent.

For purposes of determining earnings under the Deferred Compensation Plan, various hypothetical investment alternatives are selected by the Committee in its discretion. The Deferred Compensation Plan allows, but does not require, the Committee to receive input from participants regarding such investment alternatives. The current hypothetical investments selected by the Committee include 33 investment return options for determining the rate of return to be credited on participant deferrals. Participants are allowed to choose among these investment return options in order to direct the hypothetical investments used to determine earnings under the Plan.

Life insurance contracts have been purchased by the Company to provide some or all of the benefits under the Deferred Compensation Plan. Other details regarding the Deferred Compensation Plan can be found in the Nonqualified Deferred Compensation Table and the accompanying narrative below.

Allowances and Other Benefits

The Company’s standard, non-cash executive benefits are Company-paid premiums on executive term life insurance and an optional supplemental long-term disability income plan for all of the NEOs. These plans provide benefits which are similar to those provided to all employees, but extend the benefit levels to be appropriate to the income of the executive officers.

The Company’s executive perquisites are as follows:

•

Automobile allowance, including reimbursement for gas expenses, in the case of Mr. Evans, as provided for in the negotiated terms of Mr. Evans’ amended and restated employment agreement with the Company;

•	Reimbursement of spouse’s travel expenses for travel with the executive on Company business on a case-by-case basis; and

•

In lieu of paying for country club dues, professional association memberships or similar items, the Chairman and Chief Executive Officer, President and Chief Operating Officer and all Executive Vice Presidents are given an annual allowance of $10,000 to cover expenses such as these, except Mr. Gay, who is allocated $7,500.

Severance Benefits

The Committee believes that arrangements which provide benefits upon termination or a change in control of the Company support the goals of attracting and retaining qualified executives by clarifying the terms of employment and reducing the risks to the executive in situations where the executive believes that the Company may undergo a merger or be acquired or where the Company has tasked the executive to develop new markets or lines of business for the Company. In addition, the Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire the Company is made, in that each of the executives would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the best interests of the Company without regard to their personal financial interests. The terms of the individual agreements have been negotiated on a case by case basis with each executive at the time of hire (or in some cases, at the time of a material change in duties) as the Committee deemed necessary to induce the acceptance of employment with the Company. The Committee believes that amounts payable under each of these agreements were necessary to induce acceptance of the Company’s offer of employment or, as applicable, material change in duties and are reasonable based on the Committee’s judgment and experience.

Additional information regarding severance benefits may be found under “Potential Payments Upon Termination or Change in Control” below.

Section 162(m) of the Code

Section 162(m) of the Code limits the deductibility of certain executive compensation in excess of $1 million that is not considered “performance based” as defined by the Code. The Company seeks to maximize the tax deductibility of compensation paid to its executives wherever possible, but the Committee believes that it is important to maintain compensation programs that are competitive and motivate executives irrespective of the deductibility of such payments under the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ending December 31, 2013.

Compensation Committee of the Board of Directors:

Leonard S. Coleman, Jr., Chairman

Craig J. Duchossois

Daniel P. Harrington

James F. McDonald

Darrell R. Wells

2013 Summary Compensation Table

The following table provides information regarding compensation earned by each individual who served as our Chief Executive Officer in 2013, our Chief Financial Officer in 2013, and the three other executive officers employed at the end of 2013 who were the most highly compensated for 2013 (sometimes referred to in this proxy statement as the “named executive officers” or “NEOs”).

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)(1)
Robert L. Evans	2013	$588,462	$-0-	$-0-	$-0-	$825,000	$75,433	$1,488,895
Chairman and Chief Executive Officer	2012	550,000	-0-	-0-	-0-	875,000	78,122	1,503,122
	2011	550,500	-0-	-0-	-0-	875,000	76,619	1,501,619

William E. Mudd	2013	431,539	-0-	7,417,000	-0-	450,000	36,803	8,335,341
Executive Vice President and Chief Financial Officer	2012	420,000	-0-	1,250,000	-0-	425,000	36,273	2,131,273
	2011	371,442	-0-	1,377,900	-0-	400,000	29,920	2,179,262

William C. Carstanjen	2013	476,539	-0-	8,843,525	-0-	530,000	22,150	9,872,213
President and Chief Operating Officer	2012	465,000	-0-	1,625,000	-0-	500,000	21,605	2,611,605
	2011	452,000	-0-	1,596,300	-0-	525,000	21,708	2,595,008

James E. Gay	2013	335,000	-0-	4,022,588	-0-	210,000	39,320	4,606,908
Senior Vice President	2012	286,346	-0-	750,000	-0-	180,000	14,527	1,230,873
	2011	241,439	-0-	300,000	-0-	120,000	14,446	675,885

Alan K. Tse	2013	297,692	-0-	3,056,978	-0-	235,000	27,878	3,617,548
Executive Vice President and General Counsel	2012	290,000	60,000	150,000	-0-	180,000	41,350	721,350
	2011	221,962	20,000	-0-	-0-	174,000	64,116	480,078

(1)

A discussion of the assumptions used in calculating these values may be found in Notes 15 and 16 to our 2013 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)

In accordance with the SEC executive compensation disclosure rules, the amounts shown for stock awards represent the grant date fair value of such awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), but disregarding the estimate of forfeitures related to service-based vesting conditions, in connection with (i) service-based restricted stock pursuant to the 2008-2012 LTIP for Mr. Carstanjen, Mr. Mudd, Mr. Tse and Mr. Gay, (ii) service-based and stock-price vesting restricted stock pursuant to the New Company LTIP for Mr. Carstanjen, Mr. Mudd, Mr. Tse and Mr. Gay and (iii) service-based restricted stock issued to Mr. Carstanjen and Mr. Mudd in 2011 pursuant to separate restricted stock agreements. The amounts reported for the stock-price vesting restricted stock granted under the New Company LTIP are reported based on the probable outcome of the underlying vesting conditions. Because the vesting condition relating to the New Company LTIP awards is considered a market-based vesting condition and not a performance-based vesting condition, there is no grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions.

(3)	Amounts in this column represent payments for performance under the Executive Annual Incentive Plan (“EAIP”). Payment for each year shown is made by March 31 of the following year.

(4)

The table below shows the components of this column for 2013, which include the Company match for each individual’s defined contribution plan contributions, life insurance premiums, supplemental long-term disability insurance premiums and allowances. Allowances for Mr. Evans for 2013 include the $10,000 allowance for country club, professional association or similar membership dues and $28,901 for Mr. Evans’ ground transportation allowance. Allowances for each of Mr. Carstanjen, Mr. Mudd and Mr. Tse for 2013 include a $10,000 allowance for financial planning, tax preparation, home security, miscellaneous club, professional association or similar membership dues. Allowances for Mr. Gay for 2013 include a $7,500 allowance for financial planning, tax preparation, home security, miscellaneous club, professional association or similar membership dues. Additionally, $22,154 in relocation expense reimbursements is also included for Mr. Gay.

All Other Compensation

For Fiscal Year Ended December 31, 2013

Name	Company Contributions Under Defined Contribution Plans (a)	Life Insurance Premiums (b)	Supplemental Long-Term Disability Insurance Premiums (c)	Allowances (d)	Total All Other Compensation
Robert L. Evans	$32,038	$3,015	$1,479	$38,901	$75,433
William E. Mudd	25,620	379	750	10,054	36,803
William C. Carstanjen	10,200	545	900	10,504	22,150
James E. Gay	8,746	266	654	29,654	39,320
Alan K. Tse	16,610	269	999	10,000	27,878

(a)	This amount includes Company contributions to both 401(k) and deferred compensation accounts.

(b)

The NEOs receive group life coverage equal to two times base salary with a $1 million maximum, whereas other employees receive coverage of two times base salary with a $300,000 maximum. The amounts in this column are the premiums for the NEOs’ coverage.

(c)

The NEOs receive long-term disability coverage equal to sixty percent (60%) of the named executive officer’s base salary with a $10,000 per month maximum in the event of a long-term disability, which benefit is taxable to the named executive officer. The Company offers supplemental long-term disability income insurance to help fill the gap between the executive’s regular monthly net income and the amount that would be paid under the Company’s standard long-term disability insurance policy that is available to other salaried employees. The amounts in this column are the premiums for the NEOs’ supplemental coverage paid by the Company.

(d)	See Note 4 to the 2013 Summary Compensation Table on page 46-47.

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2013

The grants in the following table are generally described in the Compensation Discussion and Analysis, beginning on page 34.

Name	Grant Date	Estimated Future Payout under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards- Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)	Exercise Price or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)
Robert L. Evans	n/a	300,000	600,000	1,200,000
William E. Mudd	n/a	152,250	304,500	609,000
	2/26/2013				18,811	(2)	-0-	-0-	$1,250,000
	2/26/2013				10,534	(2)	-0-	-0-	$700,000
	3/21/2013				20,000	(3)	-0-	-0-	$1,345,200
	3/21/2013				80,000	(4)	-0-	-0-	$4,121,800
William C. Carstanjen	n/a	180,000	360,000	720,000
	2/26/2013				24,454	(2)	-0-	-0-	$1,625,000
	2/26/2013				13,544	(2)	-0-	-0-	$900,000
	3/21/2013				25,000	(3)	-0-	-0-	$1,681,500
	3/21/2013				90,000	(4)	-0-	-0-	$4,637,025
James E. Gay	n/a	100,500	201,000	402,000
	2/26/2013				11,287	(2)	-0-	-0-	$750,000
	2/26/2013				3,762	(2)	-0-	-0-	$250,000
	3/21/2013				12,000	(3)	-0-	-0-	$807,120
	3/21/2013				43,000	(4)	-0-	-0-	$2,215,468
Alan K. Tse	n/a	90,000	180,000	360,000
	2/26/2013				3,762	(2)	-0-	-0-	$250,000
	2/26/2013				1,881	(2)	-0-	-0-	$125,000
	3/21/2013				10,000	(3)	-0-	-0-	$672,600
	3/21/2013				39,000	(4)	-0-	-0-	$2,009,378

(1)

Represents annual incentive bonus opportunities under the EAIP for each of the NEO’s awarded. See “Compensation Discussion and Analysis” beginning on page 34. Actual bonus payments for 2013 are listed under Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 46.

(2)

Represents restricted stock awards under the 2008-2012 LTIP that were granted in 2013 that will vest in equal quarterly installments over two-year and one-year restriction periods, respectively, which commenced on March 31, 2013.

(3)

Represents time-based restricted stock awards under the New Company LTIP. For each NEO, with the exception of Alan K. Tse, vesting of the time-based restricted shares will occur in two equal installments on December 31, 2015 and December 31, 2016. In the case of Mr. Tse, his time-based restricted shares vest in increments of twenty-five percent (25%) in 2013, 2014, 2015 and 2016.

(4)	Represents restricted stock awards under the New Company LTIP that will vest based on stock-price performance over five years commencing on March 21, 2013.

Outstanding Equity Awards at Fiscal Year-End

For Fiscal Year Ended December 31, 2013

	Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Robert L. Evans	180,000	(1)	-0-	$35.19	11/14/2016	42,656(2)	$3,824,110	-0-		-0-
William E. Mudd	4,500		-0-	$52.58	10/15/2017	15,000(3)	$1,344,750	-0-		-0-
						9,404(4)	$843,069
						60,000(5)	$5,379,000	40,000	(7)	$3,586,000
William C. Carstanjen	-0-		-0-	-0-	-0-	15,000(3)	$1,344,750	-0-		-0-
						12,226(4)	$1,096,061
						70,000(5)	$6,275,500	45,000	(7)	$4,034,250
James E. Gay	-0-		-0-	-0-	-0-	5,643(4)	$505,895	-0-		-0-
						33,500(5)	$3,003,275	21,500	(7)	$1,927,475
Alan K. Tse	-0-		-0-	-0-	-0-	1,880(4)	$168,542	-0-		-0-
						27,000(5)	$2,420,550	19,500	(7)	$1,748,175

(1)	Represents options granted to Mr. Evans on September 27, 2010, pursuant to his amended and restated employment agreement, which have completely vested.

(2)

Represents shares of restricted stock granted to Mr. Evans on September 27, 2010 pursuant to his amended and restated employment agreement that vest in quarterly installments of either 4,062 shares or 4,063 shares of restricted stock on the last day of each calendar quarter through June 30, 2016, with an initial installment of 2,032 shares of restricted stock that vested on September 30, 2011, and a final installment of 2,031 shares of restricted stock that will vest on August 14, 2016.

(3)

Represents restricted stock awarded in connection with Mr. Mudd’s and Mr. Carstanjen’s employment agreements that will become vested after restriction periods that expire on March 31, 2015 and March 21, 2014, respectively.

(4)	Represents restricted stock awards under the 2008-2012 LTIP that become vested in equal quarterly installments over a two-year restriction period that commenced on March 31, 2013.

(5)	Represents restricted stock awards under the New Company LTIP that were granted in 2013 but have not yet vested.

(6)	Based on the closing price of our Common Stock on the NASDAQ Global Market at December 31, 2013 of $89.65 per share.

(7)	Represents restricted stock awards under the New Company LTIP that will vest, if at all, over a five-year performance period based on the Company’s stock price performance.

Option Exercises and Stock Vested

For Fiscal Year Ended December 31, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert L. Evans	-0-	-0-	76,250	$5,871,775
William E. Mudd	-0-	-0-	37,689	3,062,775
William C. Carstanjen	-0-	-0-	48,844	3,969,308
James E. Gay	-0-	-0-	18,902	1,536,057
Alan K. Tse	-0-	-0-	5,200	646,667

(1)	Amounts reflect the market value of the stock on the day the stock vested.

Nonqualified Deferred Compensation

For Fiscal Year Ended December 31, 2013

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Robert L. Evans	$631,692	$21,838	$239,937	$-0-	$3,652,928
William E. Mudd	21,577	15,420	40,559	-0-	218,821
William C. Carstanjen	-0-	-0-	-0-	-0-	-0-
James E. Gay	-0-	-0-	-0-	-0-	-0-
Alan K. Tse	14,885	6,410	1,395	-0-	22,689

(1)	The amounts in this column are also included in the 2013 Summary Compensation Table on page 46 in the salary column or the non-equity incentive plan compensation column.

(2)

The amounts in this column are also included in the 2013 Summary Compensation Table on page 46 in the all other compensation column as a part of the Company contributions under defined contribution plans.

(3)	Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2013 ($)	Previous Years ($)	Total
Robert L. Evans	$653,530	$2,618,814	$3,272,344
William E. Mudd	36,997	115,232	152,229
William C. Carstanjen	-0-	-0-	-0-
James E. Gay	-0-	-0-	-0-
Alan K. Tse	21,294	-0-	21,294

The Nonqualified Deferred Compensation table above shows information about the Company’s nonqualified deferred compensation plan. Executive officers and other executives may defer receipt of all or part of their cash compensation under this plan. The plan operates in a similar manner as the Company’s 401(k) plan, whereby participants can manage their self-directed accounts to allocate balances among various investment alternatives, which determine gains or losses under the plan. A company match is provided for amounts deferred above the qualified plan limits. The plan is unfunded for ERISA purposes and subject to forfeiture in the event of insolvency or bankruptcy by the Company. Participants can elect to receive their deferred compensation balance (i) upon termination of employment through a lump sum payment or (ii) while employed by the Company provided that the initial distribution date is at least five (5) years from the initial participation date, in which case distributions may be made on a monthly basis or in a lump sum.

Potential Payments Upon Termination or Change of Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs of the Company in the event of a termination of employment or a change in control (“CIC”) of the Company. The amount of compensation payable to each named executive officer in each situation upon termination of the executive as of December 31, 2013 is listed in the table below.

Name	Cash Severance Payment		Continuation of Medical / Welfare Benefits (Present Value)	Acceleration & Continuation of Equity Awards(1)		Excise Tax Gross-Up	Total Benefits
Robert L. Evans
Involuntary or good reason termination	$1,800,000		$-0-	$-0-	(3)	$-0-	$1,800,000
Change In Control without termination	-0-		-0-	1,912,055	(4)	-0-	1,912,055
Death or Disability	600,000	(2)	-0-	2,185,219	(5)	-0-	2,785,219
Involuntary or good reason termination within 2 years CIC	1,800,000		-0-	3,824,110	(6)	-0-	5,624,110
William E. Mudd
Involuntary or good reason termination	$1,109,250		$-0-	$1,344,750	(3)	$-0-	$2,454,000
Death or Disability	304,500	(2)	-0-	2,187,819	(7)	-0-	2,492,319
Involuntary or good reason termination within 2 years CIC	1,109,250		-0-	11,152,819	(8)	2,755,231	15,017,300
William C. Carstanjen
Involuntary or good reason termination	$1,260,000		$-0-	$1,344,750	(3)	$-0-	$2,604,750
Death or Disability	360,000	(2)	-0-	2,440,811	(7)	-0-	2,800,811
Involuntary or good reason termination within 2 years CIC	1,260,000		-0-	12,750,561	(8)	2,928,552	16,939,113
James E. Gay
Involuntary or good reason termination	$167,500		$8,907	$-0-		$-0-	$176,407
Death or Disability	-0-		-0-	505,895		-0-	505,895
Involuntary or good reason termination within 2 years CIC	167,500		8,907	5,436,645	(8)	-0-	5,613,052
Alan K. Tse
Involuntary or good reason termination	$75,000		$9,788	$-0-		$-0-	$84,788
Death or Disability	-0-		-0-	168,542		-0-	168,542
Involuntary or good reason termination within 2 years CIC	75,000		9,788	4,337,267	(8)	-0-	4,422,055

(1)

Represents the market value as of December 31, 2013, of restricted stock awards and the spread between exercise and market prices as of December 31, 2013, for option awards. For purposes of this disclosure, market value is the closing price of our Common Stock on the NASDAQ Global Market at December 31, 2013, of $89.65 per share.

(2)	Represents the pro rata bonus for the year of death or disability based on the target bonus the executive was eligible to receive for that year.

(3)

In the event of involuntary or good reason termination, Mr. Evans would vest in only those equity awards scheduled to vest up to and during the quarter in which such termination occurs; equity awards scheduled to vest after such quarter would be forfeited. This value reflects the fact that on December 31, 2013, Mr. Evans would have fully vested in those equity awards scheduled to vest during the quarter and thus no awards pertaining to the quarter would have remained unvested and subject to acceleration of vesting. With regard to Mr. Carstanjen and Mr. Mudd, this value reflects the market value of the unvested restricted stock granted to each of them in accordance with their employment agreements.

(4)

Represents the market value of fifty percent (50%) of all of Mr. Evans’ unvested equity awards, as of December 31, 2013. In the event of a change in control, Mr. Evans would immediately vest in fifty percent (50%) of his unvested equity awards as of the time of the change in control; remaining unvested equity awards would continue to vest based on existing vesting schedules.

(5)	Represents 18 months accelerated vesting of 24,375 shares of restricted stock pursuant to the terms of Mr. Evans’ employment agreement.

(6)

Represents the market value of one hundred percent (100%) of all of Mr. Evans’ unvested equity awards, as of December 31, 2013. In the event of involuntary or good reason termination within two years of a change in control, Mr. Evans would vest in any then-remaining unvested equity awards.

(7)

Represents one hundred percent (100%) of the earned but unvested awards under the 2008-2012 LTIP and, with respect to Mr. Carstanjen and Mr. Mudd, the accelerated vesting of the restricted stock granted to each of them in accordance with their employment agreements.

(8)

Represents one hundred percent (100%) of all earned but unvested awards under the 2008-2012 LTIP, with respect to Mr. Carstanjen and Mr. Mudd, the accelerated vesting of the restricted stock granted to each of them in accordance with their employment agreements, and one hundred percent (100%) of all unvested restricted stock awards granted under the New Company LTIP.

Non-Compete and Non-Solicit Provisions

Pursuant to each of the agreements with Mr. Evans and Mr. Tse, each executive is subject to a two year non-competition period after the termination of his employment with the Company for any reason, during which he may not engage, directly or indirectly, in any business for competitors of the Company. Additionally, Mr. Evans and Mr. Tse are subject to a two year non-solicitation period after the termination of his employment with the Company for any reason, during which he may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company. Mr. Carstanjen and Mr. Mudd are subject to (i) a one year non-competition period after the termination of his employment with the Company for any reason, during which he may not engage, directly or indirectly, in any business for competitors of the Company and (ii) a one year non-solicitation period after the termination of his employment with the Company for any reason, during which he may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company.

Severance Benefits. The employment agreements provide for the following principal severance provisions upon termination by the Company without cause or by the executive upon constructive termination or for good reason (as defined in each agreement):

Mr. Evans. Cash payments equal to the product of 1.5 times the sum of (a) his base salary plus (b) his target bonus for the year of termination of employment, payable in equal installments over 18 months; continued vesting of equity incentives, and health and welfare benefits, each through the end of the calendar quarter in which the termination occurs, provided, such medical benefits shall be reduced or eliminated to the extent Mr. Evans receives similar benefits from a subsequent employer.

Mr. Carstanjen and Mr. Mudd. Cash payments equal to the product of 1.5 times the sum of (a) his base salary plus (b) his target bonus for the year of termination of employment, payable in equal installments over 18 months; health and welfare benefits, each through the end of the calendar quarter in which the termination occurs, provided, such medical benefits shall be reduced or eliminated to the extent either receives similar benefits from a subsequent employer. Both will also receive accelerated vesting of any restricted stock pursuant to the terms of the applicable grant agreement.

Mr. Tse. If terminated Mr. Tse is entitled to the standard severance benefits provided to our executives under the Executive Severance Policy; and, a pro-rata annual bonus for the year payable at target.

Mr. Gay. If terminated Mr. Gay is entitled to the standard benefits provided to our executives under the Executive Severance Policy.

The Company’s executive severance plan provides severance equal to four weeks of salary per year of service (up to a maximum of 52 weeks) for Executive Vice Presidents, three weeks of salary per year of service (up to a maximum of 26 weeks) for Senior Vice Presidents and two weeks of salary per year of service for Vice Presidents (up to a maximum of 26 weeks) in the case of Job Elimination. Job Elimination is the involuntary separation of an executive without cause due to elimination of an executive’s position or duties due to a restructuring, cost containment, or other reasons not related to job performance. Therefore, this plan does not provide a severance payment to an executive who is terminated due to poor performance.

Change in Control Benefits. The employment agreement for Mr. Evans also provides for the following change in control provisions. Upon a change in control, as defined in his agreement, 50% of any unvested equity grants made as part of his employment agreement, as amended and restated, will vest. If Mr. Evans is terminated within two years following a change in control, he will receive severance as provided above, the vesting on the remaining unvested equity from his initial grant will be accelerated, and the Company will provide full tax gross-up payments on any excise taxes under Code Section 280G, which provides for a 20% additional tax on certain payments made upon a change in control.

Mr. Carstanjen and Mr. Mudd are also entitled, under the terms of their employment agreements, to full tax gross-up payments on any excise taxes under Code Section 280G if either of them is terminated within two years following a change in control.

The 2008-2012 LTIP and New Company LTIP, in which Mr. Carstanjen, Mr. Mudd, Mr. Gay and Mr. Tse participate, provides that one hundred percent (100%) of the earned but unvested awards under the 2008-2012 LTIP and one hundred percent (100%) of all unvested restricted stock awards under the New Company LTIP will vest if a participant is terminated within twenty-four (24) months of a change in control.

Mr. Carstanjen and Mr. Mudd have received restricted stock grants from the Company in connection with their employment agreements. Under the terms of the grant agreements entered into with Mr. Carstanjen and Mr. Mudd pursuant to the Company’s 2007 Omnibus Plan, any remaining vesting on such equity grants will accelerate and the grants will vest in full upon the occurrence of both a change in control and the subsequent termination of the recipient, unless the terms of such recipient’s employment agreement specify otherwise.

Equity Compensation Plan Information(1)

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	193,208	(3)(4)	$36.04	87,130	(6)
Equity compensation plans not approved by security holders(5)	65,000		$36.16	-0-
Total	258,208		$36.07	87,130

(1)

This table includes (i) aggregate data, including pricing, for shares presently committed under all equity compensation plans of the Company as of the end of the most recently completed fiscal year and (ii) aggregate data for shares still available to be issued under those plans.

(2)

The equity compensation plans of the Company which have been approved by the shareholders of the Company are the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan (“Stock Purchase Plan”), the Churchill Downs Incorporated 1993 Stock Option Plan (“1993 Plan”), the Churchill Downs Incorporated 1997 Stock Option Plan (“1997 Plan”), the Churchill Downs Incorporated 2003 Stock Option Plan (“2003 Plan”), the Churchill Downs Incorporated 2004 Restricted Stock Plan (“Restricted Stock Plan”) and the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (“2007 Plan”) and certain stock options and restricted stock awards granted to the CEO as a part of his employment agreement. The 1993 Plan, the 1997 Plan and the 2003 Plan each allow one- to three-year option vesting periods and require that options expire ten (10) years after the date of grant, if not earlier under certain circumstances. The Restricted Stock Plan allows for the award of stock subject to certain conditions and restrictions as determined by the Compensation Committee at the time of the award. The 2007 Plan allows the Compensation Committee the flexibility to design compensatory awards that are responsive to the Company’s needs. Awards under the 2007 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted share units, performance shares or performance units.

(3)

Of this total, zero (0) shares of Common Stock of the Company are issuable upon the exercise of outstanding options granted under the 1997 Plan, 193,208 shares (of which 180,000 shares are tied to a grant award made to the CEO in 2010 pursuant to his employment agreement) of Common Stock of the Company are issuable upon the exercise of outstanding options granted under the 2007 Plan and zero (0) shares of Common Stock of the Company are issuable upon the exercise of outstanding options granted to the CEO of the Company as a part of his employment agreement. The total does not include 93,000 (which excludes the New Company LTIP awards) outstanding shares of Common Stock which have been awarded under the Restricted Stock Plan and the 2007 Plan, as of December 31, 2013, which are unvested and over which the participants have neither voting nor dispositive power until the lapse of the restriction period.

(4)

Because each participant in the Stock Purchase Plan has one option each plan year and that option consists of the number of shares which can be purchased, through exercise, at the end of the plan year using compensation deductions made throughout the plan year, no outstanding options, warrants or rights for a specific number of the Company’s securities to be issued upon exercise existed at fiscal year’s end and, therefore, none are included in this total for the Stock Purchase Plan.

(5)

As a part of his employment agreement, the CEO of the Company was granted 65,000 restricted stock units representing shares of Common Stock of the Company, which vest quarterly over a 5 year period beginning with the end of the third calendar quarter of 2006. The CEO of the Company is entitled to receive the shares underlying the restricted stock units (along with a cash payment equal to accumulated dividend equivalents beginning with the lapse of forfeiture, plus interest at a 3% annual rate) six months after termination of employment. The restricted stock units were granted to the CEO of the Company as a material inducement to enter into the employment agreement.

(6)

Of this total, as of December 31, 2013, 79,718 shares of Common Stock of the Company remained available for future issuance under the Stock Purchase Plan and 7,412 shares of Common Stock of the Company remained available for future issuance under the 2007 Plan. Stock awards under the 2007 Plan, other than stock options, will be counted against the maximum number of shares as to which stock awards may be granted on a ratio of 2-to-1.

Certain Relationships and Related Transactions

The Company has adopted written policies and procedures for identifying and approving or ratifying related person transactions. The policies and procedures cover all related person transactions required to be disclosed under Item 404 (a) of Regulation S-K. The Audit Committee is responsible for applying the policies and procedures. In evaluating related person transactions, the Audit Committee considers all factors it deems appropriate, including, without limitation, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and whether products or services of a similar nature, quantity, or quality are readily available from alternative sources.

During the past fiscal year, the Company did not engage in any transactions in which any director, officer or 5% shareholder of the Company had any material interest.

Directors of the Company may from time to time own or have interests in horses racing at the Company’s tracks. All such races are conducted, as applicable, under the regulations of the Kentucky Horse Racing Commission, the Illinois Racing Board, the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering or the Louisiana State Racing Commission, and no director receives any extra or special benefit with regard to having his or her horses selected to run in races or in connection with the actual running of races.

In its ordinary course of business, the Company may enter into transactions with certain of its officers and directors for the sale of personal seat licenses and suite accommodations at its racetracks, and tickets for its live racing events. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with a third party and no such person received any extra or special benefit in connection with such transactions.

Churchill Downs Incorporated

Audit Committee Report

The following is the report of the Company’s Audit Committee (the “Committee”), which currently consists of three directors, each of whom has been determined by the Board of Directors (the “Board”) to meet the current standards of the Securities and Exchange Commission and the NASDAQ exchange to be considered an “independent director.” The Board has also determined that one member, Daniel P. Harrington, is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Committee has an Audit Committee Charter (the “Charter”), which was re-approved by the Board on February 24, 2014. The Charter sets forth certain responsibilities of the Committee, which include monitoring and oversight of the financial reporting process, the system of internal controls, the internal audit function, the independent auditors, the Company’s procedures for legal and regulatory compliance, and the Company’s risk management practices. The Committee’s job is one of oversight and the Committee reviews the work of the Company’s management, the internal audit staff and the independent auditors on behalf of the Board.

Specifically, the Committee:

•

Met four (4) times during the year, during which the Committee reviewed and discussed with management and the independent auditors the Company’s interim and annual financial statements for 2013; at each of such meetings, the Committee met in executive session with the Company’s Chief Compliance Officer.

•

Discussed with the independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which sets forth required communication between independent auditors and audit committees.

•

Received the written disclosures and letters from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

•

Based on the review and discussions referred to in the first three bullets above, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

•	Reviewed and discussed reports from the Company’s internal audit department and reports from the Company’s legal department.

•	Discussed with management and the independent auditors the quality of the Company’s internal controls.

•	Reviewed and approved all related person transactions.

•	Self-evaluated the effectiveness of the Committee.

•	Evaluated the effectiveness of the Company’s internal audit function.

•

Inquired of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; assessed the steps management has taken or proposes to take to minimize such risks to the Company and reviewed compliance with such steps.

•

Reviewed and approved the 2013 audit and non-audit services and related fees provided by the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

•

In February 2014, the Committee selected PwC to be reappointed as independent auditors for the calendar year 2014. The Committee also reviewed and pre-approved the 2014 audit fees for services related to the first quarter Form 10-Q review.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Members of the Audit Committee

Daniel P. Harrington, Chairman

Leonard S. Coleman, Jr.

R. Alex Rankin

Darrell R. Wells

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock file certain reports with the Securities and Exchange Commission with regard to their beneficial ownership of the Common Stock. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports. Based solely on our review of the forms filed with the Securities and Exchange Commission or written representations from certain reporting persons received by us, we believe that our directors, officers and persons who own more than ten percent (10%) of the Company’s Common Stock have complied with all applicable filing requirements, except in the following instances: the Company filed late one Form 4 for Alan K. Tse reporting the sale of stock in accordance with an established 10b5-1 trading plan; the Company filed late one Form 4 for James E. Gay reporting the withholding of stock to satisfy tax liability; the Company filed late one Form 4 for William E. Mudd, William C. Carstanjen, James E. Gay, and Alan K. Tse reporting awards granted under the New Company LTIP; and the Company filed late one Form 4 for William E. Mudd, William C. Carstanjen, James E. Gay, and Alan K. Tse reporting awards earned under the 2008-2012 LTIP.

Multiple Shareholders Sharing the Same Address

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “house holding,” potentially means extra convenience for shareholders and cost savings for companies.

At this time, one or more brokers with accountholders who are Company shareholders will be “house holding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be “house holding” communications to your address, “house holding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “house holding” and would prefer to receive a separate Proxy Statement, please notify your broker. You may direct your written request for a copy of the Proxy Statement to Churchill Downs Incorporated, Attn: Bridgett Gatewood, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, or at (502) 636-4400. If your broker is not currently “house holding” (i.e., you received multiple copies of the Company’s Proxy Statement), and you would like to request delivery of a single copy, you should contact your broker.

Proposals by Shareholders

Any shareholder proposal that may be included in the Board of Directors’ Proxy Statement and Proxy for presentation at the annual meeting of shareholders to be held in 2015 must be received by the Company at the principal executive office at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, Attention of the Secretary, no later than November 24, 2014. Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the Company’s 2014 annual meeting of shareholders must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2015 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than January 22, 2015, and no sooner than December 23, 2014. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert L. Evans
Chairman and Chief Executive Officer
Alan K. Tse
Executive Vice President and General Counsel

Louisville, Kentucky

March 24, 2014

PLEASE SIGN AND RETURN THE ENCLOSED PROXY

OR VOTE BY TELEPHONE OR OVER THE INTERNET

IF YOU CANNOT BE PRESENT IN PERSON

EXHIBIT A

CHURCHILL DOWNS INCORPORATED

2007 OMNIBUS STOCK INCENTIVE PLAN

(Amended and Restated as of April     , 2014)

CHURCHILL DOWNS INCORPORATED

2007 OMNIBUS STOCK INCENTIVE PLAN

1. Purpose. The purpose of the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (the “Plan”) is to attract and retain employees and directors for Churchill Downs Incorporated and its Subsidiaries and to provide such persons with incentives and rewards for superior performance.

2. Definitions. As used in this Plan, the following terms shall be defined as set forth below:

2.1 “Award” means any Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Performance Shares or Performance Units granted under the Plan.

2.2 “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

2.3 “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right. In no case shall the Base Price be less than the Fair Market Value on the Grant Date of the Freestanding Stock Appreciation Right.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Committee” means the committee of the Board described in Section 4.

2.7 “Company” means Churchill Downs Incorporated, a Kentucky corporation, or any successor corporation.

2.8 “Deferral Period” means the period of time during which Restricted Share Units are subject to deferral limitations under Section 8.

2.9 “Employee” means any person, including an officer, employed by the Company or a Subsidiary.

2.10 “Fair Market Value” means the closing price for the Shares on the Grant Date as reported on the Nasdaq Global Select Market or the principal securities exchange on which the Shares are listed for trading or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

2.11 “Freestanding Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 that is not granted in tandem with an Option or similar right.

2.12 “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

2.13 “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.

2.14 “Nonemployee Director” means a member of the Board who is not an Employee.

2.15 “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

2.16 “Option” means any option to purchase Shares granted under Section 5.

2.17 “Optionee” means the person so designated in an agreement evidencing an outstanding Option.

2.18 “Option Price” means the purchase price payable upon the exercise of an Option. In no case shall the Option Price be less than the Fair Market Value on the Grant Date of the Option.

2.19 “Participant” means an Employee or Nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.

2.20 “Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to specified levels of or increases in the Company’s or Subsidiary’s return on equity, earnings from continuing operations, earnings from continuing operations before interest and taxes, earnings per share from continuing operations before interest, taxes, depreciation and amortization (EBITDA), net earnings per share, diluted earnings per share, total earnings, earnings growth, return on capital, cost of capital, return on assets, return on investment, return on equity, net customer sales, volume, sales growth, gross profit, gross margin return on investment, share price (including but not limited to, growth measures and total stockholder return), operating profit, operating margin, net operating profit after taxes, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements, asset growth, market share, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys and productivity. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.21 “Performance Period” means a period of time established under Section 9 within which the Performance Objectives relating to a Performance Share, Performance Unit, Restricted Share Units or Restricted Shares are to be achieved.

2.22 “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9.

2.23 “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9.

2.24 “Qualified Performance-Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant.

2.25 “Restricted Share Units” means an Award pursuant to Section 8 of the right to receive Shares at the end of a specified Deferral Period.

2.26 “Restricted Shares” mean Shares granted under Section 7 subject to a substantial risk of forfeiture.

2.27 “Shares” means shares of the Common Stock of the Company, no par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 11.

2.28 “Spread” means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

2.29 “Stock Appreciation Right” means a right granted under Section 6, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

2.30 “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

2.31 “Tandem Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 that is granted in tandem with an Option or any similar right granted under any other plan of the Company.

3. Shares Available Under the Plan.

3.1 Reserved Shares. Subject to adjustment as provided in Section 11, the maximum number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, (iii) issued or transferred in payment of Restricted Share Units or Performance Shares, or (iv) issued or transferred in payment of dividend equivalents paid with respect to Awards, shall not in the aggregate exceed 4,430,000 Shares.

3.2 Reduction Ratio. For purposes of Section 3.1, each Share issued or transferred pursuant to an Award other than a Stock Option shall reduce the number of Shares available for issuance under the Plan by 2 Shares.

3.3 ISO Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 4,430,000 Shares, subject to adjustment as provided in Section 11.

3.4 Maximum Calendar Year Award. No Participant may receive Awards representing more than 300,000 Shares in any one calendar year, subject to adjustment as provided in Section 11. In addition, the maximum number of Performance Units that may be granted to a Participant in any one calendar year is 7,500,000.

3.5 Forfeited Shares. If Awards are forfeited or terminated for any reason before being exercised, fully vested, or settled, then the Shares underlying those Awards will cease to count against the limitations in Sections 3.1 and 3.3 and will become available for Awards under the Plan.

3.6 Shares for Withholding Obligations. Any Shares subject to any award that are withheld or otherwise not issued upon exercise of any Award to satisfy the Participant’s withholding obligations or in payment of any subscription price or the Exercise Price, and Shares subject to an Award (or any portion of an Award) that is settled in cash in lieu of settlement in Shares, will reduce the number of Shares available for grant under the limitations in Sections 3.1 and 3.3.

3.7 Awards Settled in Cash. Awards valued by reference to Shares that may be settled in equivalent cash value will count against the limitations in this Section 3 to the same extent as if settled in Shares.

4. Plan Administration.

4.1 Board Committee Administration. This Plan shall be administered by a Committee appointed by the Board from among its members, provided that the full Board may at any time act as the Committee. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

4.2 Committee Delegation. The Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not directors or executive officers of the Company, provided that the Committee shall have fixed the total number of shares of Stock subject to such grants. Any such delegation shall be subject to the limitations of the Kentucky Business Corporation Act.

5. Options. The Committee may from time to time authorize grants to Participants of options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

5.1 Number of Shares. Each grant shall specify the number of Shares to which it pertains.

5.2 Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date.

5.3 Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 5.4, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

5.4 Cashless Exercise. To the extent permitted by applicable law, any grant may provide for payment of the Option Price in whole or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and delivery all or part of the sales proceeds to the Company in payment of the Option Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. Federal and state income taxes, payroll taxes and foreign taxes, if applicable.

5.5 Performance-Based Options. Any grant of an Option may specify Performance Objectives that must be achieved as a condition to exercise of the Option.

5.6 Vesting. Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

5.7 ISO Dollar Limitation. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

5.8 Exercise Period. No Option granted under this Plan may be exercised more than ten years from the Grant Date.

5.9 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

6. Stock Appreciation Rights. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

6.1 Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof as specified in the Award agreement and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

6.2 Maximum SAR Payment. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

6.3 Exercise Period. Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

6.4 Change in Control. Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a change in control of the Company or other similar transaction or event.

6.5 Dividend Equivalents. Dividend Equivalents will not be permitted on appreciation awards (e.g., Stock Appreciation Rights and Options).

6.6 Vesting. Any grant may specify a period of continuous employment of the Participant by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

6.7 Award Agreement. Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

6.8 Tandem Stock Appreciation Rights. Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of the related Option (or such other right) for cancellation.

6.9 Exercise Period. No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

6.10 Freestanding Stock Appreciation Rights. Regarding Freestanding Stock Appreciation Rights only:

(i) Each grant shall specify in respect of each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date;

(ii) Successive grants may be made to the same Participant regardless of whether any Freestanding Stock Appreciation Rights previously granted to such Participant remain unexercised; and

(iii) Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

7. Restricted Shares. The Committee may also authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

7.1 Transfer of Shares. Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

7.2 Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event.

7.3 Dividends, Voting and Other Ownership Rights. Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue.

7.4 Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

7.5 Performance-Based Restricted Shares. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.

7.6 Dividends. Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions (i) be automatically sequestered by the Company or (ii) be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

7.7 Award Agreements. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8. Restricted Share Units. The Committee may authorize grants of Restricted Share Units to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

8.1 Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify. Such conditions shall include Participant’s continued employment with the Company during the Deferral Period.

8.2 Deferral Period. Each grant shall provide that the Restricted Share Units covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

8.3 Dividend Equivalents and Other Ownership Rights. During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Restricted Share Units and shall not have any right to vote such shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such shares in cash or additional Shares on a current, deferred or contingent basis.

8.4 Performance Objectives. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.

8.5 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

9. Performance Shares and Performance Units. The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

9.1 Number of Performance Shares or Units Each grant shall specify the number of Performance Shares or Performance Units to which it pertains.

9.2 Performance Period. The Performance Period with respect to each Performance Share or Performance Unit shall commence on the Grant Date or such other date as the Committee determines and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

9.3 Performance Objectives. Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

9.4 Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

9.5 Payment of Performance Shares and Units. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof as specified in the Award agreement and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

9.6 Maximum Payment. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

9.7 Dividend Equivalents. Any grant of Performance Shares may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

9.8 Adjustment of Performance Objectives. If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

9.9 Award Agreement. Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

10. Transferability.

10.1 Transfer Restrictions. Except as provided in Section 10.2, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

10.2 Limited Transfer Rights. The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 10.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 10.2.

10.3 Restrictions on Transfer. Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7, shall be subject to further restrictions upon transfer.

11. Adjustments. The Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Share Units, Restricted Shares and Performance Shares granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of shares covered thereby (including shares of another issuer), as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in each of the limitations specified in Section 3 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11.

12. Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

13. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

14. Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Restricted Share Units as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 10.3, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

15. Foreign Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

16. Amendments and Other Matters.

16.1 Plan Amendments. This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3, other than to reflect an adjustment made in accordance with Section 11, without the further approval of the stockholders of the Company. The Board may condition any amendment on the approval of the stockholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.

16.2 Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. In the case of an award of Restricted Shares, the deferral may be effected by the Participant’s agreement to forego or exchange his or her award of Restricted Shares and receive an award of Restricted Share Units. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.

16.3 Conditional Awards. The Committee may condition the grant of any award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Subsidiary to the Participant.

16.4 Repricing Prohibited. The Committee shall not reprice any outstanding Option or Stock Appreciation Right, directly or indirectly, without the approval of the stockholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 11.

16.5 No Employment Right. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

16.6 Tax Qualification. To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

16.7 Section 409A. It is intended that the terms of the Plan and Award Agreements hereunder will not result in the imposition of any tax liability pursuant to Section 409A of the Code. The Plan and Award Agreements hereunder shall be construed and interpreted consistent with this intent.

17. Effective Date. This Plan shall become effective upon its approval by the stockholders of the Company.

18. Termination. This Plan shall terminate on the tenth anniversary of the date upon which it is approved by the stockholders of the Company, and no Award shall be granted after that date.

19. Governing Law. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the laws of the Commonwealth of Kentucky.

Executed as of this             day of             , 2014.

CHURCHILL DOWNS INCORPORATED

By:

Title:

CHURCHILL DOWNS INCORPORATED ATTN: INVESTOR RELATIONS 600 N. HURSTBOURNE PARKWAY, STE. 400 LOUISVILLE, KY 40222

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Churchill Downs Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M66989-P46259	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHURCHILL DOWNS INCORPORATED		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors		☐	☐	☐
1. Election of Class III Directors for a term of three (3) years (Proposal No. 1)
Nominees:
01) Robert L. Fealy
02) Daniel P. Harrington

Vote on Proposals
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2. Proposal to amend the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan to increase the number of shares available for issuance thereunder by 1.8 million shares. (Proposal No. 2)						☐	☐	☐

3.   Proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for Churchill Downs Incorporated for the year ending December 31, 2014. (Proposal No. 3)

						☐	☐	☐

4. Proposal to approve, by non-binding advisory vote, executive compensation. (Proposal No. 4)						☐	☐	☐

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

(Please sign this Proxy exactly as name(s) appears(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title.)

					Please indicate if you plan to attend this meeting.	Yes ☐	No ☐
☐

UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS NO. 2, NO. 3, NO. 4 AND FOR THE ELECTION OF ALL CLASS III DIRECTORS DESIGNATED UNDER PROPOSAL NO. 1. Please sign, date and return this Proxy promptly in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M66990-P46259

PROXY CHURCHILL DOWNS INCORPORATED

600 N. Hurstbourne Parkway, Ste. 400

Louisville, Kentucky 40222

ANNUAL MEETING OF SHAREHOLDERS - APRIL 22, 2014

to be held at the Cincinnati Marriott Northeast

located at 9664 S. Mason Montgomery Road, Mason, Ohio 45040

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints R. Alex Rankin and Leonard S. Coleman, Jr., and any of them, as Proxies with full power to appoint a substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the undersigned at the Annual Meeting of Shareholders to be held on Tuesday, April 22, 2014, or any adjournment thereof, hereby revoking any Proxy heretofore given.

Continued and to be signed on reverse side